   As filed with the Securities and Exchange Commission on September 11, 1996
                                                        Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                          NEXTEL COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                          36-3939651
  (State or Other Jurisdiction of                           (I.R.S. Employer
  Incorporation or Organization)                         Identification Number)

                            -----------------------
                             1505 Farm Credit Drive
                             McLean, Virginia 22102
                                 (703) 394-3000
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                            -----------------------
                             Thomas J. Sidman, Esq.
                                 Vice President
                              and General Counsel
                          Nextel Communications, Inc.
                             1505 Farm Credit Drive
                             McLean, Virginia 22102
                                 (703) 394-3000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                            -----------------------

                                   Copies to:

                              Lisa A. Stater, Esq.
                           Jones, Day, Reavis & Pogue
                           3500 One Peachtree Center
                              303 Peachtree Street
                            Atlanta, Georgia  30308
                                 (404) 521-3939

                            -----------------------

         Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this Registration Statement.

                            -----------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check following box: [ ]

                            -----------------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:[x]

                            -----------------------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                            -----------------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ___________

                            -----------------------

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                       CALCULATION OF REGISTRATION FEE

                                               Proposed Maximum      Proposed Maximum
 Title of Shares        Amount                 Offering Price Per    Aggregate Offering     Amount of
 to be Registered       to be Registered       Unit (1)              Price (1)              Registration Fee (2)
 Class A Common
 Stock, Par Value
 $.001 Per Share        1,516,183 shares       $15.25                $23,121,790            $7,973


(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the reported high and low sales prices of Class A Common Stock of the registrant on the Nasdaq Stock Market ("NSM") on September 6, 1996.

(2) The registration fee for the securities offered hereby, $7,973, is calculated pursuant to Rule 457(c) under the Securities Act as follows: one twenty-ninth of one percent of the product of $15.25, the average of the reported high and low sales prices of Class A Common Stock on the NSM on September 6, 1996 multiplied by 1,516,183, the number of shares to be registered.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROPSECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             Subject to Completion
                            Dated September 11, 1996
PROSPECTUS

                          NEXTEL COMMUNICATIONS, INC.

                    UP TO 1,516,183 SHARES OF CLASS A COMMON
                        STOCK, PAR VALUE $.001 PER SHARE

                               -----------------

         This Prospectus relates to up to 1,516,183 shares (the "Shares") of Class A Common Stock, par value $.001 per share (the "Common Stock"), of Nextel Communications, Inc. ("Nextel" or the "Company"), to be offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Shares being offered hereby were issued to the Selling Stockholders in connection with the acquisition of certain assets from the Selling Stockholders or their respective affiliates. See "Selling Stockholders."

         The Common Stock is quoted on the Nasdaq Stock Market (the "NSM") under the symbol "CALL." The Company has been advised that the Shares may be offered for sale and sold by the Selling Stockholders from time to time in varying amounts, including in block transactions, on the NSM at then prevailing market prices or in private transactions at prices and on terms to be determined at the time of sale. The Shares may be sold by the Selling Stockholders directly to one or more purchasers, through an underwritten offering, through agents designated from time to time or to or through broker-dealers designated from time to time. To the extent required, the number of Shares to be sold, the purchase price, the public offering price, if applicable, the name of any such agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents, or broker- dealers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The aggregate proceeds to the Selling Stockholders from the sale of the Shares so offered will be the purchase price of the Shares sold less the aggregate commissions, discounts and other compensation, if any, paid by the Selling Stockholders to underwriters, agents or broker-dealers.
See "PLAN OF DISTRIBUTION." As of the date of this Prospectus, the Company is not aware of any selling arrangement between any underwriter, agent or broker-dealer and the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will bear certain of the expenses thereof. See "PLAN OF DISTRIBUTION."

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         SEE "RISK FACTORS," BEGINNING ON PAGE 5 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is _______, 1996.

                             AVAILABLE INFORMATION

         Nextel is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site on the Internet, that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (including the exhibits and amendments thereto, the "Registration Statement") pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement or as an exhibit to documents incorporated by reference in this Prospectus (see "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE"), reference is made to the respective exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the office of the Commission in Washington, D.C. without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

         All information contained in this Prospectus relating to the Selling Stockholders or to the proposed or potential methods of distribution of Common Stock being offered hereby has been supplied by the Selling Stockholders.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         THIS PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST DIRECTED TO NEXTEL COMMUNICATIONS, INC., 1505 FARM CREDIT DRIVE, MCLEAN, VIRGINIA 22102,
ATTENTION: INVESTOR RELATIONS, TELEPHONE: (703) 394-3500.

         The information in the following documents filed by Nextel with the Commission (File No. 0-19656) pursuant to the Exchange Act is incorporated by reference in this Prospectus:

         (a) Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Commission on April 1, 1996, as amended by Form 10-K/A filed with the Commission on April 26, 1996 and as further amended by Form 10-K/A2 filed with the Commission on May 17, 1996;

         (b) Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 12, 1996 and for the quarter ended June 30, 1996 filed with the Commission on August 13, 1996;

         (c) Current Reports on Form 8-K: (i) dated July 28, 1995 and filed with the Commission on July 31, 1995, as amended by Form 8-K/A, filed on August 11, 1995 and as further amended by Form 8-K/A2, filed on September 22, 1995, (ii) dated February 6, 1996 and filed with the Commission on February 7, 1996, as amended by Form 8-K/A, filed on April 26, 1996, (iii) dated February 9, 1996 and filed with the Commission on February 12, 1996; (iv) dated March 13, 1996 and filed with the Commission on March 15, 1996; (v) dated and filed with the Commission on July 5, 1996; and (vi) dated and filed with the Commission on August 30, 1996; and

         (d) Registration Statement on Form S-1, as amended, dated as of January 27, 1992 (No. 33-43415), with respect to the information contained under the heading "Description of Capital Stock" which was incorporated by reference into the Registration Statement on Form 8-A, dated January 16, 1992.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents.

         Any statements made herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The information relating to Nextel contained in this Prospectus should be read together with the information in the documents incorporated by reference.

                                  THE COMPANY

         On July 28, 1995, NEXTEL Communications, Inc., a corporation organized under the laws of the State of Delaware in 1987 ("Old Nextel"), was merged with ESMR, Inc. ("ESMR"), until then a wholly owned subsidiary of Motorola, Inc. ("Motorola"). ESMR was the surviving corporation in the merger (the "Motorola Transaction") and succeeded to Old Nextel's assets and liabilities. ESMR changed its name to Nextel Communications, Inc., effective upon consummation of the Motorola Transaction. References herein to Nextel or the Company for periods prior to July 28, 1995 refer to Old Nextel as the predecessor to the business and operations of Nextel. Unless the context otherwise requires, references to the Company or to Nextel are intended to include Nextel Communications, Inc. and its consolidated subsidiaries.

         Information contained herein gives effect to the acquisition of approximately 1,220,000 shares of Common Stock by Digital Radio L.L.C. (the "McCaw Investor") on April 5, 1995, an additional acquisition of 8,163,265 shares of Class A Convertible Redeemable Preferred Stock of Nextel and 82 shares of Class B Convertible Preferred Stock of Nextel by the McCaw Investor and the consummation of related transactions on July 28, 1995 (the "McCaw Transaction"), the merger of OneComm Corporation ("OneComm") with and into Nextel on July 28, 1995 (the "OneComm Transaction"), the consummation of the Motorola Transaction on July 28, 1995, the merger of a subsidiary of Nextel with American Mobile Systems Incorporated ("AMS") on July 31, 1995 (the "AMS Transaction"), the merger of Dial Page, Inc. ("Dial Page") with and into Nextel on January 30, 1996 (the "Dial Page Transaction"), and the purchase of 8,155,506 shares of Common Stock by Comcast FCI, Inc. ("Comcast FCI"), a wholly owned subsidiary of Comcast Corporation ("Comcast") on February 9, 1996, pursuant to the exercise of certain anti-dilutive purchase rights (the "Comcast Purchase Right") of Comcast and Comcast FCI in connection with the Dial Page Transaction.

BUSINESS

         Nextel's business consists principally of providing wireless communications services to its customers utilizing specialized mobile radio ("SMR") frequencies licensed to its subsidiaries by the Federal Communications Commission ("FCC"). Nextel is the leading provider of SMR wireless communications services in nearly all 48 continental United States, including all of the top 50 metropolitan market areas in the United States. As of June 30, 1996, Nextel provided service to approximately 809,000 analog SMR units and approximately 176,000 units utilizing Nextel's Digital Mobile networks (as defined below). Nextel's operating revenues primarily arise from two-way radio dispatch and mobile telephone service and, to a lesser extent, from sales and maintenance of related equipment. Nextel's business plans and efforts are to a large extent directed toward replacing the traditional analog SMR systems that it currently operates with advanced mobile communications systems employing digital technology with a multi-site configuration permitting frequency reuse ("Digital Mobile networks"). The Company is implementing its Digital Mobile networks utilizing digital technology developed by Motorola (such technology is referred to as the "Integrated Digital Enhanced Network" or "iDEN" and was known previously as "Motorola Integrated Radio System" or "MIRS"). As of June 30, 1996, Nextel's Digital Mobile networks were operating throughout most of California, the greater metropolitan areas of Baltimore, Boston, Charlotte, North Carolina, Chicago, Colorado Springs, Denver, Detroit, Greensboro, North Carolina, Hartford, Kansas City, Las Vegas, Milwaukee, New York, Newark, Oklahoma City, Philadelphia, Portland, Oregon, Raleigh/Durham, Seattle, St. Louis, Toledo, Topeka, Tulsa, Washington D.C., Wichita and Winston-Salem, North Carolina, south along the I-85 corridor through Greenville/Spartanburg, South Carolina and including Atlanta, Georgia and west along the I-20 corridor to and including Birmingham, Alabama.

         Prior to the second quarter of 1996, the Company implemented its Digital Mobile networks in its market areas using Motorola's "first generation" iDEN technology. During that time frame, the Company encountered certain technology and system performance issues relating primarily to the voice transmission quality of the mobile telephone service. In response to these issues, the Company and Motorola have undertaken, and continue to undertake, system enhancement efforts to address various circumstances believed to adversely affect system performance and customer satisfaction, particularly those associated with voice transmission quality. Additionally, independent of such system enhancement efforts, the Company, together with Motorola, is pursuing a significant program directed toward the development and deployment of modifications to the "first generation" iDEN technology platform, to be known as Reconfigured iDEN, designed principally to produce improvements in voice transmission quality.

         Nextel's principal executive and administrative facility is currently located at 1505 Farm Credit Drive, McLean, Virginia 22102, and its telephone number at that location is (703) 394-3000.

                                  RISK FACTORS

         THE FOLLOWING RISK FACTORS MAY AFFECT THE VALUE OF SHARES OF COMMON STOCK AND THEREFORE SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. SEE ALSO "--FORWARD LOOKING STATEMENTS."

HISTORY OF AND FUTURE EXPECTATIONS OF LOSSES AND NEGATIVE CASH FLOW

         The activities of Nextel since its inception in 1987 have been concentrated on the acquisition and operation of SMR businesses and the development of Digital Mobile networks. Nextel has incurred net losses since its inception, including net losses of $125,849,000 for the nine months ended December 31, 1994, and $331,165,000 for the year ended December 31, 1995. Nextel had an accumulated deficit totalling $579,231,000 at December 31, 1995. On a pro forma basis for the year ended December 31, 1995, taking into account certain transactions that were consummated during and after that period but before the date hereof (including the consummation of the Dial Page Transaction), Nextel would have generated a net loss of $526,699,000.

         System infrastructure purchases under purchase agreements with Motorola (portions of which have been and subsequently may be financed under Nextel's related financing agreements with Motorola or NTFC Capital Corporation ("NTFC"), formerly an affiliate of Northern Telecom, Inc. ("Northern Telecom")) and other vendors of equipment related to the Digital Mobile networks, and inventory purchases made in anticipation of the commencement of commercial service in Nextel's markets, have caused and will continue to cause a significant increase in assets and liabilities during the start-up phase of the Digital Mobile networks. Such Digital Mobile network costs are charged to operations as depreciation expense beginning in the quarter during which such market commences commercial operations.

         Nextel anticipates that its net losses will increase significantly during the ongoing start-up phase of Digital Mobile networks and that it will continue to generate operating losses over the next several years. Nextel's ability to arrange sufficient equity and/or debt financing or to generate sufficient revenue to cover its operating and capital needs is subject to a number of risks and contingencies. Accordingly, there can be no assurance as to whether or when Nextel's operations will become profitable. See "--Nextel to Require Financing" and "-- Forward Looking Statements."

         The development, implementation and operation of the Digital Mobile networks will require significant funds. Due to expected operating losses and capital requirements, Nextel expects that it will be required to raise a portion of such funds externally. See "--Nextel to Require Financing" and "-- Forward Looking Statements."

RISKS OF IMPLEMENTATION OF DIGITAL MOBILE NETWORKS

         Nextel and its subsidiaries are licensed to provide wireless communications services in nearly all 48 states in the continental United States, including all of the top 50 metropolitan market areas in the United States. Nextel has activated its Digital Mobile networks in certain of these market areas. As of June 30, 1996, Nextel's Digital Mobile networks were operating throughout most of California, in the greater metropolitan areas of Baltimore, Boston, Charlotte, North Carolina, Chicago, Colorado Springs, Denver, Detroit, Greensboro, North Carolina, Hartford, Kansas City, Las Vegas, Milwaukee, New York, Newark, Oklahoma City, Philadelphia, Portland, Oregon, Raleigh/Durham, Seattle, St. Louis, Toledo, Topeka, Tulsa, Washington D.C., Wichita and Winston-Salem, North Carolina, south along the I-85 corridor through Greenville/Spartanburg, South Carolina to and including Atlanta, Georgia and west along the I-20 corridor to and including Birmingham, Alabama. As of June 30, 1996, Nextel's Digital Mobile networks were activated in major metropolitan market areas throughout the United States that collectively accounted for more than half of the total United States population, and approximately 176,000 subscriber units were operating on Nextel's Digital Mobile networks. Under its nationwide Digital Mobile network build-out plan (which, as discussed below in "--Nextel to Require Financing," "--Implementation of Digital Mobile Networks Subject to Risks of Developing Technology" and "--Success of Nextel Is Dependent on its Ability to Compete," is premised on several key assumptions, including availability of sufficient funding, achievement of satisfactory system performance standards and maintenance of targeted service and subscriber equipment pricing levels), Nextel currently expects its Digital Mobile network to be available in areas covering approximately 85% of the United States population by the end of 1998. See "--Forward Looking Statements."

         In order to activate Digital Mobile network service in a market, the Company must free a certain number of 800 MHz frequencies from SMR analog traffic in that market ("channel recovery"). Channel recovery involves transferring 800 MHz customers to 900 MHz systems or other 800 MHz analog SMR systems. Upon commencement of commercial service, the Company intends to sell the Digital Mobile network services to existing customers and to add 800 MHz frequencies to the Digital Mobile networks as such customers migrate ("migration"). The Company has commenced its channel recovery and migration efforts for existing customers in each of the markets in which its Digital Mobile networks have been activated. The Company expects that only a portion of its SMR channels in each market will be needed for the initial phase of the Digital Mobile network build-out. Accordingly, the Company expects to have the opportunity to move its customers onto the Digital Mobile network gradually to avoid any significant disruption of service, although there can be no assurance that such disruption will not occur.

         The implementation of Digital Mobile networks involves systems design, site procurement, construction, electronics installation, receipt of necessary FCC and other regulatory approvals, channel recovery and initial systems optimization prior to commencing commercial service. Each stage can take from several weeks to several months and involves various risks and contingencies, the outcome of which cannot be predicted. There can be no assurance that Nextel will be able to implement Digital Mobile networks in any particular market, in accordance with its current plans and schedules. See "--Forward Looking Statements."

IMPLEMENTATION OF DIGITAL MOBILE NETWORKS SUBJECT TO RISKS OF DEVELOPING TECHNOLOGY

         Currently, there are two principal digital technology formats that are being assessed or proposed for deployment by providers of cellular telephone service or by certain entities that have been awarded personal communications services ("PCS") licenses to provide wireless communications services in the United States. One such format is known as the Time Division Multiple Access ("TDMA") digital transmission technology, a version of which, known as "three-time slot TDMA" has been deployed by AT&T Wireless Services (formerly McCaw Cellular Communications, Inc.), a subsidiary of AT&T, and by Southwestern Bell Mobile Systems in certain of their cellular system markets, and is expected to be deployed by certain other cellular operators pursuant to a standard adopted by the cellular industry. The other principal format is known as the Code Division Multiple Access ("CDMA") digital transmission technology. Although TDMA and CDMA are both digital transmission technologies, and thus share certain basic characteristics and areas of contrast to analog transmission technology, TDMA and CDMA are not compatible or interchangeable with each other.

         The Motorola proprietary first generation iDEN technology originally incorporated in Nextel's Digital Mobile networks is known as "six-time slot TDMA." Although based on the TDMA technology format, this first generation iDEN technology differs in a number of significant respects from the TDMA technology versions being assessed or deployed by cellular operators and PCS licensees in the United States, which differences may have important consequences. Additionally, unlike the three-time slot TDMA technology format being utilized for the mobile telephone function in the newly developed Reconfigured iDEN technology platform or the three-time slot TDMA technology format being utilized by certain cellular providers, the first generation iDEN technology currently being utilized by Nextel in most of its presently operating Digital Mobile networks, as well as for the dispatch function in the newly-developed Reconfigured iDEN technology platform, can carry up to six voice and/or control paths per channel. The use of six-time slot TDMA technology in combination with Nextel's re-use of its licensed frequencies in a cellular-type system design permits Nextel to utilize its current holdings of spectrum more efficiently. Efficient utilization of spectrum is an important objective generally because less spectrum is available in the SMR band than is or may be licensed to each cellular and certain PCS operators in each market. Reconfigured iDEN, which is designed to use three time slots per channel for the mobile telephone service, will result in a reduction in channel capacity compared to the capacity achievable using first generation iDEN technology for mobile telephone service.

         Although Nextel believes that TDMA technology, on balance, is superior to analog technology that is used in traditional SMR systems, the use of digital technology in general, and the six-time slot TDMA version of first generation iDEN in particular, as each is currently deployed, involves certain performance trade-offs, for example, in various characteristics affecting voice quality and fidelity. In general, as the relevant technologies are currently deployed, digital voice transmission produces a distinguishably different set of sound characteristics than analog voice transmission (whether SMR or cellular). The difference results, in part, from the fact that digital voice transmission requires the digital encoding and decoding of the voice communication. Hence, the six-time slot TDMA version of first generation iDEN, the three-time slot version of Reconfigured iDEN and other digital cellular voice transmissions, as currently deployed, each sound different from traditional analog cellular voice transmissions. These trade-offs may have an effect on customer acceptance of iDEN technology.

         It is possible that in the future a digital transmission technology other than TDMA may gain acceptance sufficient to adversely affect the resources devoted by third parties to developing or improving TDMA-based technology. In addition, existing digital cellular technology formats including cellular TDMA cannot currently be utilized on Nextel's present SMR spectrum holdings. Accordingly, if any improvements were to be made to such currently existing digital cellular technology formats, the prospect of achievement of parallel improvements in the TDMA-based iDEN technology presently utilized by Nextel is not certain. Any difference that may from time to time exist between the technology deployed in Nextel's Digital Mobile networks and competitive technologies then deployed by other wireless communications service providers, such as analog, CDMA, TDMA or other transmission technology formats that may be developed in the future, may affect customer acceptance of the services offered by Nextel. See "--Forward Looking Statements."

         Customer acceptance of the services offered by Nextel will be affected not only by technology-based differences, but also by the operational performance and reliability of system transmissions on Nextel's Digital Mobile networks. As is frequently the case both in the development and implementation of new technologies and the offering of related services, Nextel has experienced difficulties and delays in the implementation of the first generation iDEN TDMA technology in its Digital Mobile networks, resulting from certain technology and performance issues with respect to system reliability (the percentage of time the system is operating), system access (how often a user can gain access to the system) and various characteristics affecting voice quality that have limited its ability to market mobile telephone services utilizing the Company's Digital Mobile networks. Nextel's objectives in carrying out the initial phase of system development and technology optimization activities have been to achieve satisfactory performance levels in the areas of system reliability and system access. Ongoing optimization, software loading and planned maintenance activities affecting the Digital Mobile network systems periodically require the scheduled turn-down of selected subsystems during periods of very low system traffic, typically at night or on weekend days. See "--Forward Looking Statements."

         During calendar years 1994 and 1995, Nextel and Motorola coordinated their efforts to identify and implement various system hardware adjustments and software upgrades to bring about improvements in various Digital Mobile network operating and performance characteristics. Although further improvements in the areas of system reliability and access are expected to be pursued, Nextel believes that its existing Digital Mobile networks, as operated at June 30, 1996, were demonstrating acceptable performance levels in these areas.
Motorola has advised Nextel that (independent of development commitments contained in the second amendment to the existing equipment purchase agreement between Nextel and Motorola (the "Second Equipment Agreement Amendment")) Motorola contemplates continuing to install software upgrades during 1996 in accordance with its previous plans. Nextel expects that such software upgrades will be directed at producing system access and reliability improvements, as well as voice transmission quality improvements in the mobile telephone mode in the Digital Mobile networks. Nextel further anticipates that there will be an on-going focus on system optimization activities directed at achieving improvements in the overall performance of the Digital Mobile networks.

         Throughout late 1994 and continuing during 1995, Nextel and Motorola conducted intensive objective system testing as well as customer surveys designed to assess the foregoing operational issues. As discussed above, during 1994 and 1995, a number of system hardware adjustments and software upgrades were made to address issues identified through such testing and surveys. Nextel is continuing such system testing and customer surveys in 1996, and anticipates that it will continue to advise and consult with Motorola concerning potential measures that could be taken to address particularly-identified system performance or customer satisfaction issues revealed in such testing and surveys. Nextel believes that customer acceptance of the dispatch service on the Digital Mobile networks was generally at an acceptable overall level during the period since late 1994. Nextel also believes that the successful development and deployment of the Reconfigured iDEN technology platform, with its anticipated improvements in the mobile telephone service provided on Nextel's Digital Mobile networks, should enable Nextel to be in a position to market such services aggressively as part of a competitive wireless communications services alternative to existing cellular telephone service in the markets where Reconfigured iDEN is deployed.

         Nextel, for a limited period after first making its Digital Mobile network services available on a commercial basis, provided, and in certain markets has continued to provide, discounts to customers, principally with regard to such customers' usage of mobile telephone services, because of concerns with the first generation iDEN system performance and network service-related issues, and gave, and in certain markets continues to give, credits to subscribers in an attempt to foster satisfactory customer relations in response to certain performance and network service-related issues. Such extended system development and technology optimization activities, customer loading delays and customer discounts and credits have adversely affected and may continue to adversely affect Nextel's ability to generate revenue.

To date, Nextel's experience is based on a limited number of customers who are primarily oriented to dispatch service, and such experience should not necessarily be regarded as an accurate predictor of Nextel's experience in the future, particularly as Nextel's customer base expands beyond such group of initial customers. Any inability to address satisfactorily and resolve performance issues that affect customer acceptance of Digital Mobile network service could delay or adversely affect the successful commercialization of the Digital Mobile networks and could adversely affect the business and financial prospects of Nextel. If Nextel for any reason is unable to implement Digital Mobile networks and provide service to its target customers that is competitive with the services of other wireless communications providers, Nextel would be unable, utilizing its existing analog SMR systems, to provide mobile telephone services comparable to those provided by other wireless communications systems operators or to achieve significant further subscriber growth. See "--Success of Nextel Is Dependent on Its Ability to Compete" and "--Forward Looking Statements."

         Nextel and Motorola expect that system optimization activities will be a continuing component of normal Digital Mobile network operation, and the satisfactory resolution of certain system performance issues in a particular market or at a particular stage of operation will not necessarily preclude the need to address those issues again, for example, as a result of a significant increase in the number of subscribers using the Digital Mobile networks. Moreover, future upgrades or modifications may have unexpected adverse effects on performance issues previously addressed. Each of Motorola and Nextel believes, however, that a large portion of the hardware and software adjustments developed in the course of system development and technology optimization activities to address particular issues, and the resulting system performance improvements realized, should be applicable to similar issues in different markets. Nevertheless, as is often the case in the deployment of wireless communications networks, it should be expected that there will be market-specific characteristics, such as local terrain, topography, the number of licensed frequencies, the utilization of adjacent radio frequencies and other factors, that will require customized optimization activities to address related system performance issues successfully. See "--Forward Looking Statements."

         Pursuant to the Second Equipment Agreement Amendment, Motorola has agreed to use its best efforts to develop, and Nextel has agreed to implement when developed, Reconfigured iDEN. The principal objective of the Reconfigured iDEN development and deployment efforts is to achieve significant improvements in voice transmission quality for the mobile telephone service provided on Nextel's Digital Mobile networks. No assurance can be given that any modifications or enhancements, including Reconfigured iDEN, designed to produce improvements in the voice transmission quality of the mobile telephone services offered by the Company will be developed successfully, or on the currently anticipated time schedule, or that any such modifications or enhancements, if developed, would be deployed in Nextel's Digital Mobile networks or, if deployed, would perform successfully or would satisfy customer requirements, or that Nextel's mobile telephone services would be regarded as competitive in the wireless communications services markets as such markets currently exist and as they are expected to develop in the future. See "-- Forward Looking Statements."

         Nextel continuously reviews alternate technologies as they are developed. To date, however, it has not been regarded as necessary or as a commercially feasible strategy to adapt currently available alternative technologies to operate on Nextel's present spectrum position. Nextel continues to pursue certain regulatory initiatives that would provide SMR operators, including Nextel, with the right to use contiguous blocks of spectrum. The FCC issued an order in December 1995 that would provide SMR operators, including Nextel, with the opportunity to obtain contiguous spectrum. (See "-- Nextel's Prospects Are Dependent on Governmental Regulation.") Were Nextel to obtain a sufficient contiguous spectrum position in its market areas, pursuant to the FCC's 1995 order or otherwise, it would become feasible to consider deployment of currently existing cellular digital technology transmission formats, including CDMA and TDMA, on such contiguous spectrum blocks. Independent of such technological feasibility, however, additional factors, including Nextel's contractual obligations to Motorola regarding the deployment and utilization of first generation iDEN and Reconfigured iDEN technology, and additional capital requirements associated with any switch in technology, would likely materially affect Nextel's consideration of such alternative technologies.

         Should Nextel choose to deploy a technology other than iDEN for any of its wireless communications services, Nextel believes that its systems planning and its contractual relationships with Motorola would permit it to utilize a different technology. In light of the development period for Reconfigured iDEN, however, Nextel has agreed, in the Second Equipment Agreement Amendment, not to effect a "Switch in Technology" prior to October 1, 1997 without Motorola's consent. A Switch in Technology is defined in the Second Equipment Purchase Agreement Amendment as a decision by Nextel before August 4, 1999 to install and use digital radio frequency technology as an alternative to first generation iDEN or Reconfigured iDEN on more than 25% of its SMR channels in the 806-824 MHz band in one or more of its top 20 markets, or the utilization by Nextel of any of its SMR channels for voice interconnect on certain

U.S. cellular and/or PCS radio telephony standards. Due to the considerable present uncertainty surrounding the factors that might affect such a decision, including the performance characteristics and customer perceptions of first generation iDEN, Reconfigured iDEN, or of competing digital technologies and possible future improvements in first generation iDEN or Reconfigured iDEN technology, it is impossible to predict if or when such a decision could be made.

NEXTEL TO REQUIRE FINANCING

         Nextel anticipates that, for the foreseeable future, it will be utilizing significant amounts of its available cash for capital expenditures for the construction of Digital Mobile networks (including the potential conversion of its existing Digital Mobile networks to utilize the Reconfigured iDEN technology platform as described below under " - Success of Nextel is Dependent on its Ability to Compete"), operating expenses relating both to the Digital Mobile networks and to Nextel's traditional analog SMR systems, potential acquisitions (including the acquisition of rights to spectrum through the contemplated 800 MHz spectrum auction process, and investment in various potential international wireless communications business opportunities) and corporate expenditures. During fiscal year 1995, Nextel's average monthly cash utilization rate for investing activities (principally attributable to capital expenditures for the build- out of the Digital Mobile networks and acquisitions made during 1995) was approximately $33,300,000, and its average monthly operating losses (exclusive of non-cash items) was approximately $15,900,000. Such average amounts do not reflect the investing activities and operating losses of Dial Page during such fiscal year or such activities and losses of OneComm, AMS or Motorola's operation of its 800 MHz SMR licenses in the continental U.S. (the "Motorola SMR Business") for the portion of such fiscal year prior to completion of the OneComm Transaction, the AMS Transaction and the Motorola Transaction, respectively, and are not presented as representative of Nextel's anticipated experience in such areas. Nextel anticipates that its cash utilization for investment activities and operating losses will continue to exceed its cash flows from operating activities over the next several years during the start-up phase of its Digital Mobile networks and that it will be necessary for Nextel to utilize its existing cash and funding from outside sources to meet its cash needs resulting from such activities and losses.

         Nextel's aggregate cash, cash equivalents and marketable securities at June 30, 1996 totaled approximately $352,900,000. At June 30, 1996, Nextel had drawn approximately $388,600,000 of its available financing under facilities in place with Motorola and NTFC, leaving an aggregate of approximately $336,400,000 available for borrowing under the Motorola and NTFC facilities (subject to satisfaction or waiver of applicable borrowing conditions). In June 1996, Nextel and Motorola reached an understanding regarding certain basic terms of the financing arrangements expected to be associated with the Company's nationwide deployment of its Digital Mobile networks. Nextel and Motorola agreed in principle to make the Motorola financing facility available to Nextel for purchases on a nationwide basis. The existing Motorola financing facility is available currently for purchases in selected Nextel markets. The expanded financing availability would be paired with an expansion of the collateral pool securing the Motorola financing facility to encompass Nextel's nationwide Digital Mobile networks. Motorola has agreed to share this expanded collateral pool ratably, with other prospective lenders who may provide financing to Nextel in the future, up to a maximum of $2,000,000,000. Nextel's public indentures contain provisions that may operate to limit Nextel's ability to incur debt beyond certain amounts, characterized as "permitted debt" under such indentures. Nextel and Motorola contemplate negotiating and entering into a definitive agreement implementing the concepts and approach summarized above.

         Nextel believes that it has sufficient funds currently available or reasonably expected to be accessible to it under its existing financing facilities to meet its cash needs for at least the remainder of the current fiscal year, in light of its current (and currently committed) business and investment activities. Nextel anticipates that it will likely be seeking additional debt or equity financing, either in the public capital markets or through privately negotiated investment or loan arrangements, prior to mid-1997 to obtain the funding necessary to permit both the full- scale implementation of its nationwide Digital Mobile networks and the pursuit of its other strategic objectives, including additional spectrum acquisition activities and international investment opportunities. Nextel currently is exploring potential bank credit facility arrangements with a number of financial institutions to secure funds to help meet its anticipated capital expenditure, working capital, investment and other needs over the next several years and, in August 1996, entered into an agreement with certain banks to arrange such a facility (the "Commitment Letter"). Such credit facility, if obtained, would likely contemplate borrowings on a revolving and/or term basis, secured, to the extent permitted under the terms of the Company's public indentures, by liens on assets of the Company's "restricted" subsidiaries, and also would require satisfactory accommodations and coordination between the credit facility lending group and the Company's current providers of vendor financing regarding both availability of financing from those sources and sharing of the related collateral package. Although the Company has reached certain preliminary understandings with Motorola to facilitate structuring and obtaining such a credit facility and has entered into the

Commitment Letter, there can be no assurance that the Company will be able to reach binding agreements with all necessary parties to allow such financing arrangements to be put in place, or, if such agreements are reached, on what terms such financing might be made available. Moreover, the terms of the Company's public indentures may limit the Company's ability to incur borrowings pursuant to any such credit facility under certain circumstances. See "--Forward Looking Statements."

         Nextel currently is aware of numerous factors and considerations, any one or more of which could have a material effect on the timing and/or amount of the future funding to be required by Nextel, but Nextel cannot currently quantify with precision either the magnitude or the certainty of the effects associated with any such factors. These factors include: (i) the timing of the anticipated 800 MHz spectrum auction process, and the amounts required to be bid to acquire any or all of the available spectrum blocks in the major metropolitan market areas where Nextel currently operates, or currently plans to operate, its Digital Mobile network and the amounts that may be required to accomplish retuning or acquisition of 800 MHz incumbent channels in spectrum blocks that may be acquired by Nextel in the 800 MHz spectrum auction process;
(ii) the uncertainty with respect to the success and/or timing of the remaining development activities relating to the Reconfigured iDEN technology format and, assuming successful and timely completion of such efforts, the uncertainty with respect to the success of commercial introduction and customer acceptance of Nextel's Digital Mobile services that utilize such Reconfigured iDEN technology; (iii) assuming a successful roll-out of the Reconfigured iDEN technology in the initial test market, the potential commercial opportunities and risks associated with implementation of any revised business plan premised on an aggressive campaign to convert existing Digital Mobile networks to, and/or to construct new Digital Mobile networks utilizing, the Reconfigured iDEN technology format; and (iv) the net impact on Nextel's capital budget of certain developments currently expected to increase capital needs (e.g., the additional capital needed if Nextel acquires for cash additional spectrum in certain markets to increase the capacity and/or efficiency of Nextel's operating Digital Mobile networks in such markets, the additional capital needed for more extensive construction of Digital Mobile networks in additional market areas acquired in the Dial Page Transaction, the OneComm Transaction and the AMS Transaction and in connection with the conversion of existing Digital Mobile networks to the Reconfigured iDEN technology format, the short-term expenditures associated with analog SMR station construction requirements under the currently effective FCC 800 MHz channel licensing approach that may be offset (whether wholly or partially) by other developments anticipated to (or to have the potential to) reduce capital needs (e.g., co-location of antenna and/or transmitter sites with other providers of wireless services in the relevant markets, reductions in infrastructure and subscriber unit prices obtained from Motorola pursuant to the Second Equipment Agreement Amendment, alternative and more economical means for increasing system capacity, other than constructing additional cell sites and/or installing additional base radios, such as use of so-called "smart antennas," mini-cells and software-driven and/or system design performance enhancements). Many of the foregoing involve elements wholly or partly beyond Nextel's control or influence. See "-- Forward Looking Statements."

         Other considerations in addition to the factors identified above may significantly affect Nextel's decisions to seek additional financing, including general economic conditions, conditions in the telecommunications and/or wireless communications industry and the feasibility and attractiveness of structuring particular financings for specific purposes (e.g., separate capital-raising activities with respect to international activities and opportunities). Finally, Nextel could obtain significant additional funds in connection with the exercise of outstanding warrants and options, and the amount and timing of receipt of such funds also would play a role in Nextel's determinations concerning the need for or attractiveness of other potentially available sources of financing. As Nextel has disclosed previously, full exercise of the options granted to the McCaw Investor at the July 1995 closing of the McCaw Transaction would result in the receipt by Nextel of approximately $232,000,000, $277,500,000 and $107,500,000 of additional funds prior to July
29 in the years 1997, 1999 and 2001, respectively, full exercise of the warrants issued to Comcast for 25,000,000 shares of Common Stock would result in the receipt by Nextel of approximately $400,000,000 prior to September 16, 1997 and full exercise of the warrants initially issued to Motorola for 3,000,000 shares of Common Stock would result in the receipt by Nextel of approximately $45,000,000. Finally, proceeds from the exercise of other warrants and options currently outstanding and held by third parties, including options granted pursuant to the Nextel Amended and Restated Incentive Equity Plan (including its predecessor plans) and the Nextel Associate Stock Purchase Plan, may provide another available source of funding.

         The foregoing discussion concerning potential exercise of various third party rights to acquire shares of Common Stock is subject to the qualification that no assurance can be given that any of such rights will be exercised or, if exercised, that the contemplated investment will in fact be consummated. In the case of the equipment financing facilities provided by Motorola and NTFC, there can be no assurance that the conditions to access such facilities will be met, or that any particular amount of available financing will be drawn down by the relevant members of the Nextel consolidated group. To the extent any of the aforementioned proceeds from option and warrant exercises or equipment financings are not available when required, it will be necessary for Nextel to obtain alternate sources of financing to meet its anticipated funding needs.

         Nextel has had and may in the future have discussions with other parties regarding potential equity investments and debt financing arrangements to satisfy actual or anticipated financing needs. Pursuant to the Motorola Transaction, Nextel has agreed, under certain circumstances, not to grant superior governance rights to any third-party investor without Motorola's consent, which may make securing equity investments more difficult. Motorola consented with respect to the grant of superior governance rights by Nextel in connection with the McCaw Transaction. The ability of Nextel to incur additional indebtedness is and will be limited by the terms of (1) the indentures for Nextel's senior redeemable discount notes due 2003 and 2004, respectively (collectively, the "Nextel Indentures"), OneComm's Indenture for its Senior Redeemable Discount Notes due 2004 (the "OneComm Indenture") and Dial Page's Indentures for its Senior Redeemable Discount Notes due 2004 and its Senior Redeemable Discount Notes due 2005 (collectively, the "Dial Call Indentures"), which notes were initially issued by Dial Call Communications, Inc., a wholly owned subsidiary of Dial Page that was merged with and into Dial Page in connection with the Dial Page Transaction and (2) the Motorola and NTFC vendor financing arrangements. It is probable that, if the credit facility currently being explored by Nextel is put in place, the terms of such facility similarly would restrict the ability of Nextel and its restricted subsidiaries to incur and/or establish security arrangements for other indebtedness and would also require Nextel and its relevant subsidiaries to satisfy certain financial covenants or ratios including those specifically related to leverage.

         At present, other than the existing equity or debt financing arrangements that have been consummated and/or disclosed (including the Commitment Letter), Nextel has no commitments or understandings with any third parties to obtain any material amount of additional equity or debt financing. Moreover, no assurances can be made that Nextel will be able to obtain any such additional financing in the amounts or at the times such financing may be required, nor that, if obtained, any such financing would be on acceptable terms. Nextel also anticipates that it will continue to experience significant net losses during the ongoing start up phase of the Digital Mobile networks over the next several years. Accordingly, there can be no assurances as to whether or when the operations of Nextel will become profitable. As a result of Nextel's anticipated continuing losses, the uncertainty regarding the exercise of options and warrants, the availability of additional vendor financing or bank financing and the impact of Reconfigured iDEN and other matters discussed above, there can be no assurance that Nextel will have adequate capital to implement the nationwide build-out of its Digital Mobile networks without obtaining additional financing and/or alternative financing sources. See " -- Forward Looking Statements."

SUCCESS OF NEXTEL IS DEPENDENT ON ITS ABILITY TO COMPETE

         Nextel's success depends on its Digital Mobile networks' ability to compete with other wireless communications systems in each relevant market and its ability to successfully market integrated wireless communication services.

         Nextel is continuing to focus its marketing efforts on attracting customers from its previously-identified targeted groups of potential subscribers, chiefly its existing analog SMR dispatch system subscribers and other business users including current users of multiple wireless communications services and those new users who may be attracted to the combination of services made possible by its Digital Mobile networks. Consistent with Nextel's strategies to focus on dispatch-oriented customers and selected multi-service business users in its markets with Digital Mobile networks utilizing the first generation iDEN technology platform, as of June 30, 1996 approximately 75% of Nextel's Digital Mobile units subscribed to dispatch-only service while approximately 25% subscribed to a multi-service package, including dispatch, mobile telephone and short-message paging.

         Based on Nextel's experience with the deployment of the first generation iDEN technology, the Digital Mobile performance issues that have been encountered to date (primarily in the voice quality of mobile telephone service) and the current schedule for implementing the system modifications and enhancements directed at addressing these issues, including the timetable for development and deployment of Reconfigured iDEN, Nextel does not anticipate that it will commence aggressive marketing efforts relating to service offerings that emphasize mobile telephone service until Reconfigured iDEN or other modifications or enhancements which result in sufficient improvements in the quality of the mobile telephone services have been tested and verified.
The results generated in the pre-commercial launch testing, optimization and operational phases of Nextel's initial Reconfigured iDEN Digital Mobile network deployed in the Chicago market, including a first stage "beta test" with a user population composed largely of Nextel and Motorola employees in that market area and the currently ongoing stage of user trials involving a limited number of commercial customers, have been in line with expectations. Similar limited numbers of commercial customers also are now engaged in user trials of Reconfigured iDEN Digital Mobile networks that are being implemented in the Atlanta, Boston, Denver and Detroit markets. In the Chicago market, Nextel believes that the remaining pre-launch development and testing procedures, and related system optimization tasks, will be performed and completed successfully during the third quarter of 1996. Nextel currently is engaging in various planning and preparatory activities in a limited number of additional markets, including the other four test markets, to facilitate a potential rapid deployment of Reconfigured iDEN Digital Mobile networks in such markets.

         Based on its experiences with the Reconfigured iDEN technology, including the feedback received in customer trials and various other inputs and considerations, the Company anticipates a full-scale commercial launch of the Reconfigured iDEN Digital Mobile network in the Chicago market, accompanied by the commencement of a more broadly- focused marketing campaign, during the third quarter of 1996. The Company intends, assuming satisfactory roll-out of the Chicago Reconfigured iDEN Digital Mobile network and continuing favorable experiences in the user trials in the other four test markets, to proceed with full-scale commercial launches and to initiate parallel marketing efforts in each of those markets during the final quarter of 1996 and the first quarter of 1997. These commercial launch activities would be intended to form the initial phases of an anticipated rapid nationwide deployment of the Reconfigured iDEN technology in the Company's Digital Mobile networks. Although Nextel has not yet committed firmly to such an aggressive nationwide deployment schedule and marketing campaign, implementation of such a rapid nationwide deployment strategy for Reconfigured iDEN would likely significantly accelerate the Company's use of and needs for capital resources and would therefore be dependent on, among other things, availability of necessary capital. See "-- Forward Looking Statements."

         No assurance can be given that any modifications or enhancements, including Reconfigured iDEN, designed to produce improvements in the voice transmission quality of mobile telephone services offered by the Company, will be developed successfully, or on the currently anticipated time schedule, or that any modifications or enhancements, if developed, would be deployed in Nextel's Digital Mobile networks or, if deployed, would perform successfully or would satisfy customer requirements, or that Nextel's mobile telephone services would be regarded as competitive in the wireless communications services markets as such markets currently exist and as they are expected to develop in the future. See "-- Forward Looking Statements."

         The Company believes that its ability to provide a full line of mobile communications services in an integrated package on its Digital Mobile networks will distinguish it from other providers of wireless communications services. The focus and the progress of Nextel's Digital Mobile network services marketing efforts is and will continue to be dependent on a number of factors, including system performance, subscriber equipment performance and the ability to provide services that satisfy customer needs and expectations. Nextel reviews its business and marketing plans in light of a variety of factors, including perceived opportunities, actual experiences in the marketplace, availability of financial and other resources and overall economic and/or competitive considerations, and may from time to time determine to change, refine or redirect such plans. See "--Forward Looking Statements."

         Following implementation of its Digital Mobile networks and completion of related system optimization activities, the Company's Digital Mobile networks will compete with established and future wireless operators in its efforts to attract mobile telephone customers, dealers and possibly resellers to its service in each of the markets in which it operates a Digital Mobile network. Although the Company has determined that the voice transmission quality issues encountered to date in its first generation iDEN Digital Mobile networks must be resolved satisfactorily before the Company begins to market mobile telephone services aggressively in any of its markets, the Company believes that, following scheduled software upgrades and additional system optimization efforts and equipment and technology enhancements expected to continue during 1996, and following the development and commercial deployment of Reconfigured iDEN, Nextel's Digital Mobile networks will have the capacity, functionality and quality of service necessary to be competitive with current wireless communications services in the markets in which the Company operates Digital Mobile networks. Nextel's ability to compete effectively with other wireless communications service providers, however, will depend on the successful resolution of such system performance issues, and no assurance can be given that such issues will be resolved. See " -- Forward Looking Statements."

           While Nextel believes that the mobile telephone service to be provided on its Digital Mobile networks will be similar to other current wireless communications services in certain respects, as discussed under "--Implementation of Digital Mobile Networks Subject to Risks of Developing Technology," there are (and will in certain cases continue to be) differences between the services provided by Nextel and by cellular operators and the performance of their respective systems. As a result of these differences, there can be no assurance that Digital Mobile network mobile telephone services will be competitive with other providers of mobile telephone services or, if not, that the quality of the mobile telephone service will not adversely impact marketing of Nextel's multiple wireless communications services. As part of its marketing strategy, Nextel will attempt to emphasize the benefits to its subscribers of obtaining an integrated package of services consisting of dispatch radio, paging services and mobile telephone, and in the future, data transmission. Cellular operators currently do not provide such integrated services, but recent FCC rulings permit cellular operators to offer two-way dispatch services. If cellular operators do provide dispatch services in the future, Nextel's competitive advantage from using such a marketing strategy may be impaired.

         Nextel will not be able to provide roaming service comparable to that currently available from cellular operators, which have roaming agreements among each other, unless and until system build-out is completed. Moreover, the cellular systems in each of Nextel's markets, as well as in the markets in which Nextel expects to provide services in the future, have been operational for a number of years and such operators currently service a significant subscriber base and typically have significantly greater financial and other resources than those available to Nextel. As is true for cellular operators, the interconnection of subscriber units with the public switched telephone network requires Nextel to purchase certain exchange and inter-exchange services from telephone companies and certain other common carriers.

         Subscriber units on the Digital Mobile networks will not be compatible with cellular systems, and vice versa. This lack of interoperability may impede the Company's ability to attract cellular subscribers or those new mobile telephone subscribers that desire the ability to access different service providers in the same market. Nextel currently markets a multi-function subscriber unit that is significantly more expensive than analog or digital cellular handsets that do not incorporate multi-function capability. The prices expected to be charged to Nextel for the subscriber handsets to be used by Nextel's customers will be higher than those charged to operators for analog cellular handsets and may be higher than those charged to operators for digital cellular handsets. During the transition to digital technology, certain participants in the United States cellular industry are offering subscriber units with dual mode (analog and digital) compatibility. There can be no assurances that existing analog SMR customers will be willing to invest in new subscriber equipment necessary to migrate to the Digital Mobile networks. Moreover, because many of the cellular operators in Nextel's markets have substantially greater financial resources than Nextel, such operators may be able to offer prospective customers equipment subsidies or discounts that are substantially greater than those, if any, that could be offered by Nextel. Thus, Nextel's ability to compete based on the price of subscriber equipment will be limited. Nextel cannot predict the competitive effect that any of these factors, or any combination thereof, will have on Nextel. See " -- Forward Looking Statements."

         Cellular operators and certain entities that have been awarded PCS licenses each control more spectrum than is allocated for SMR service in each of the relevant market areas. Each cellular operator is licensed to operate 25 MHz of spectrum and certain PCS licensees have been licensed for 30 MHz of spectrum in the markets in which they are licensed, while 14 MHz is allocated in the 800 MHz band to all SMR systems, including Nextel's systems, in those markets. The control of more spectrum gives cellular operators and such PCS licensees the potential for more system capacity, and, therefore, more subscribers, than SMR operators, including the Company. The Company believes that it generally has adequate spectrum to provide the capacity needed on its Digital Mobile networks for the foreseeable future. See "-- Forward Looking Statements."

         Nextel expects to face competition from other technologies and services introduced in the future, including PCS. The FCC has described PCS as a digital, wireless communications system consisting of a variety of new mobile and portable services and technologies, using small, lightweight units. PCS services may include portable, two-way voice and data services. The FCC has allocated 120 MHz of spectrum in the 1.8-2.2 GHz band for the provision of PCS, which may include mobile wireless communications services similar to those provided over Nextel's Digital Mobile networks. FCC licenses for this spectrum have been and are to be awarded through a competitive bidding process and have been and will be granted on a geographic basis for either a Major Trading Area ("MTA") or a Basic Trading Area ("BTA") (each as defined in the Rand McNally Commercial Atlas). Three 30 MHz licenses and three 10 MHz licenses (or licenses for a total of 120 MHz of spectrum) will be awarded in each market. The first broadband PCS auction, in which two 30 MHz licenses were awarded in each MTA in the United States, began on December 5, 1994 and was completed on March 13, 1995. A substantial number of the entities that were awarded 30 MHz PCS licenses in this auction were current cellular communications service providers and joint ventures of current and potential wireless communications service providers, many of which have financial resources greater than those of Nextel. The next PCS auction, which is limited to parties that meet specific size limitations, was originally scheduled to begin on August 2, 1995.
However, a U.S. Supreme Court decision striking down an affirmative action program delayed the start of the auction while the FCC attempted to bring its "designated entity rules," i.e. special provisions intended to assist women, minorities, and small businesses, into compliance with the Supreme Court's decision. That auction, which assigned an additional BTA-based 10 MHz PCS license, concluded on May 6, 1996. The auction of three additional 10 MHz PCS license blocks began on August 26, 1996. Although certain limited PCS offerings have commenced, it is not clear how PCS will develop or when such services will be available in all of Nextel's markets. PCS will likely compete with some or all of the services provided over Nextel's Digital Mobile networks. See "--Forward Looking Statements."

         In addition, the FCC has reallocated 220 MHz of radio spectrum for use by "emerging telecommunications technologies," such as PCS, low-earth orbit satellites and mobile satellite systems. The FCC has authorized a consortium of communications companies to provide nationwide mobile satellite services. Nextel cannot predict how these technologies will develop or what impact, if any, they will have on Nextel's ability to compete for wireless communications customers.


RELIANCE ON ONE PRINCIPAL SUPPLIER IN IMPLEMENTATION OF DIGITAL MOBILE NETWORKS

         Pursuant to existing equipment purchase agreements (the "Equipment Purchase Agreements") between Nextel and Motorola, first entered into in 1991, as subsequently amended by the amendment entered into in connection with the Motorola Transaction (the "Prior Equipment Agreement Amendment") and by the Second Equipment Agreement Amendment entered into in connection with the McCaw Transaction, Motorola provides the iDEN infrastructure and subscriber handset equipment to Nextel throughout its markets. The Company expects that it will need to rely on Motorola for the manufacture of a substantial portion of the equipment necessary to construct its Digital Mobile networks for the foreseeable future. The Equipment Purchase Agreements, as amended, include a commitment from Nextel to purchase from Motorola a significant amount of system infrastructure equipment, which will be subject to financing arrangements with Motorola. Nextel has, among other things, agreed (subject to certain conditions) to purchase and install iDEN equipment during the four-year and six-year periods beginning on August 4, 1994 sufficient to cover 70% and 85%, respectively, of the United States population. In addition, subject to the applicable terms and conditions under the Second Equipment Agreement Amendment, Nextel has agreed to deploy Reconfigured iDEN and, until August 4, 1999 and subject to certain conditions, to purchase from Motorola at least 50% of the base radios Nextel purchases in any calendar year. Motorola estimated at the time the Second Equipment Agreement Amendment was entered into that such commitments to purchase base radios and associated infrastructure equipment could have an aggregate purchase price in excess of approximately $750,000,000, although the amount may be higher or lower depending on circumstances such as systems design, changes in the producer price index, the timing of purchases or other cost adjustments or the success of Nextel's marketing plan. See "-- Forward Looking Statements." Such commitments are in addition to amounts purchased from Motorola or for which Nextel, OneComm or Dial Page had placed orders with Motorola prior to August 4, 1994, which orders, in the case of OneComm and Dial Page, have become obligations of Nextel. See "- Nextel to Require Financing."

         The Second Equipment Agreement Amendment places certain limits on Nextel's ability to use other technologies as an alternative to first generation iDEN or Reconfigured iDEN. See " - Implementation of Digital Mobile Networks Subject to Risks of Developing Technology."

         It is expected that for the first few years of Digital Mobile network operations by Nextel, Motorola and competing manufacturers who are licensed by Motorola (including Matsushita Communication Industrial Co., Ltd. ("Matsushita"), which has executed a definitive license agreement with Motorola to employ Motorola's proprietary technology) will be the only manufacturers of subscriber equipment that is compatible with Nextel's Digital Mobile networks. The Prior Equipment Agreement Amendment provides for the licensing by Motorola of interfaces relating to infrastructure and subscriber equipment and of additional manufacturers for subscriber equipment. In connection with the Second Equipment Agreement Amendment, Motorola further agreed to negotiate to enter into licenses with at least one alternative manufacturer of iDEN infrastructure equipment.

NEXTEL'S PROSPECTS ARE DEPENDENT ON GOVERNMENTAL REGULATION

         The licensing, operation, acquisition and sale of Nextel's SMR businesses are regulated by the FCC. Nextel's subsidiaries currently hold FCC licenses to use SMR radio channels in each of their markets. Traditionally, these licenses have been granted by the FCC on a site-by-site basis. Under current regulations, SMR base stations generally must be a minimum of 70 miles away from all other SMR base stations operating on the same frequencies. The licenses typically must be constructed and operational within one year of grant or the licenses will cancel automatically.

         To use its SMR channels to provide Digital Mobile network service, Nextel currently is required to obtain additional site authorizations from the FCC for transmitter sites in each of its markets. Additional site authorizations must be obtained from the FCC for the transmitter sites that will be associated with development and implementation of Digital Mobile networks. Assuming such site authorizations are obtained initially, they will be subject to renewal, but may be cancelled if the respective sites for Digital Mobile networks are not constructed in the relevant markets within a prescribed time after issuance, typically one year or five years. There can be no assurance that any such SMR license will be renewed upon the expiration of its ten-year term. Each SMR license also may be revoked for cause at any time such a determination is made by the FCC.

         Since August 1994, the FCC has suspended the SMR licensing process (1) due to an extraordinarily large backlog of license applications, and (2) to stabilize the licensing landscape in preparation for new SMR licensing rules and regulations. Although the FCC established a waiver process whereby parties could obtain SMR licenses if they could show that their application (a) affects only channels on which the applicant is already permanently licensed and (b) affects coverage only within the applicant's geographic area, the FCC has failed to act on a single waiver application of Nextel or, to Nextel's knowledge, any other SMR licensee. During the suspension of the licensing process, the FCC was able, with the assistance of industry trade groups, to process the backlogged applications. Although many of the license grants and denials are subject to petitions for reconsideration, it appears that a number of Nextel's applications have been granted, all of which further the implementation of Nextel's Digital Mobile networks. The FCC has also suspended acceptance of applications proposing new or modified stations on any of the 150 general category (prospectively SMR- only) channels, pending implementation of the new SMR licensing rules described below.

         On December 15, 1995, the FCC released new 800 MHz SMR licensing rules that provide geographic-area based licenses for SMR operators. According to these rules, the prospective licensing of Nextel's systems may no longer be made on the site-by-site basis described above. The new rules require the use of auctions to license the top 200 SMR channels on an Economic Area ("EA") basis in three blocks: a 120-channel block, a 60-channel block, and a 20-channel block. Successful bidding in such auctions will be required to obtain such an EA-based block license. Once an EA license is obtained, the EA licensee will have the ability to construct, operate and modify its systems within the licensed geographic area without first obtaining FCC approval. All EA licensees will be required to construct and operate their systems to provide service to one-third of the population within two years, and two-thirds of the population within five years using more than 50% of the EA licensee's channels. Failure to meet these EA license requirements will likely result in the loss of the EA license.

         An EA licensee will have the authority to relocate incumbents in the EA licensed area to the lower 80 SMR channels and the 150 general category channels (which the FCC will prospectively license only to SMR operators). Any incumbent that is not relocated out of the top 200 channels will be provided co-channel protection by the EA licensee. Those incumbents will not be allowed to expand their systems within the EA licensed area, but they will be permitted to make modifications that do not expand their current interference contour. These incumbents will also be offered an opportunity to convert their current site-by-site licenses to a single license encompassing their existing authorized service area contours. Consequently, Nextel may be subject to relocation of any of the top 200 SMR channels for which it currently holds licenses if it is unsuccessful in obtaining the EA license for those channels. In addition, Nextel's ability to expand its systems may be limited on those channels for which it does not obtain an EA license.

         The FCC adopted the new 800 MHz SMR licensing rules to fulfill its mandate under the Omnibus Budget Reconciliation Act of 1993, which reclassified interconnected SMR service as "Commercial Mobile Radio Services" ("CMRS"), a common carrier service, and required that such services be regulated similarly to cellular and PCS. Petitions for reconsideration of the new 800 MHz SMR licensing rules were filed with the FCC on March 18, 1996. Oppositions to those petitions, including one filed by Nextel, were filed with the FCC on April 16, 1996, and replies to such oppositions were filed on May 1, 1996.
The resolution of these petitions could adversely affect the impact of those rules on Nextel. The ultimate outcome of the FCC's 800 MHz SMR rule makings, including actions by third parties taken in accordance therewith, could be adverse to Nextel.

         In conjunction with the release of the new 800 MHz SMR licensing rules, the FCC issued a Second Further Notice of Proposed Rule Making (the "Notice") to establish operational rules and auction procedures for the lower 80 SMR channels and the 150 general category (now SMR-only) channels. The Notice proposes EA licensing for these channels through auctions and proposes no relocation of incumbents to alternate channels. The proposed auction rules would set aside these channels for "entrepreneur blocks" for small businesses. The bidding for such blocks of channels would be restricted to entities of a certain economic size. As proposed, those auction rules would likely exclude Nextel from eligibility to bid on the "entrepreneur block" EA licenses.

         Nextel has filed comments and reply comments, including a joint pleading with SMR WON (a trade association of small but traditional SMR operators) and the American Mobile Telecommunications Association ("AMTA"), each of which initially opposed the FCC's new licensing rules for the upper 200 SMR channels. The joint pleading is a consensus proposal that, among other things, opposes a set aside of all the lower channels. The consensus proposal also includes a pre-auction settlement process for the lower channels whereby incumbents, including licensees who have been relocated out of the upper 200 channels, could enter into, among other things, partnerships, consortia or buyouts to determine who would be licensed on each individual channel on the lower channels on an EA basis. Any channel that is not settled, i.e., continues to have more than one unaffiliated party licensed on it in a particular EA, would be subject to an auction. The Personal Communications Industry Association has joined Nextel, SMR WON and AMTA in the consensus proposal. The FCC is still considering its proposed rules for the lower channels, and has indicated that it may issue final rules by the fall of 1996.

         Among the other regulatory changes the FCC has made in the last two years to ensure that SMR operators are provided regulatory parity with cellular and PCS operators are: (1) a 45 MHz CMRS spectrum cap for all CMRS providers (with a 10 MHz limit on the amount of SMR spectrum that can be attributed to a single entity); (2) elimination of the prohibition on wireline participation in SMR services; (3) elimination of the restriction on cellular licensees providing dispatch services; (4) a duty not to restrict resale of services; (5) a duty to provide telephone number portability; and (6) a duty to provide enhanced 911 services and roaming capabilities. As a CMRS provider, Nextel is subject to limitations in the Communications Act of 1934, as amended (the "Communications Act"), concerning foreign investment in and ownership of FCC licenses. Certain of these regulatory changes could require operational or technological changes in Nextel's Digital Mobile networks.

         Future changes in regulation or legislation affecting Digital Mobile network service or the allocation by the FCC or the United States Congress of additional spectrum for services that compete with such service could materially adversely affect Nextel's business.

NEXTEL'S ASSETS PRIMARILY CONSIST OF INTANGIBLE FCC LICENSES

         Nextel's assets consist primarily of intangible assets, principally FCC licenses, the value of which will depend significantly upon the success of Nextel's business and the growth of the SMR and wireless communications industries in general. In the event of default on indebtedness or liquidation of Nextel, there can be no assurance that the value of these assets will be sufficient to satisfy its obligations. Nextel had a negative net tangible book value of $865,553,000 at June 30, 1996.

NEXTEL SUSCEPTIBLE TO CONTROL BY SIGNIFICANT STOCKHOLDERS

         Based on securities ownership information relating to Nextel as of August 1, 1996, and giving effect to the conversion of the outstanding shares of Nextel's preferred stock and the exercise in full of (i) three separate options held by the McCaw Investor exercisable for periods of two, four and six years, respectively, from July 28, 1995, to acquire an aggregate of up to 35,000,000 shares of Common Stock at exercise prices ranging from $15.50 to $21.50 per share (the "McCaw Options"), (ii) the option held by Eagle River, Inc., an affiliate of the McCaw Investor, to purchase an aggregate of 1,000,000 shares of Common Stock at an exercise price of $12.25, which option vests over a five-year period from April 4, 1995 (the "Incentive Option"), (iii) the options granted on July 28, 1995 to the McCaw Investor by Motorola to purchase up to 9,000,000 shares of Common Stock over a six-year period (the "McCaw Investor/Motorola Options"), (iv) a warrant held by Motorola to purchase 2,890,000 shares, and (v) the option held by Comcast and its affiliates to purchase up to 25,000,000 shares of Common Stock at a per share exercise price of $16.00, a portion of which is currently exercisable (the "Comcast Option"), the McCaw Investor would hold approximately 23.8%, Motorola would hold approximately 16.5%, and Comcast (together with Comcast FCI) would hold approximately 9.7% (5.6% without giving effect to the exercise of options which by their terms are not presently exercisable) of the Common Stock outstanding as of such date.

         In connection with the consummation of the McCaw Transaction and pursuant to the Securities Purchase Agreement dated as of April 4, 1995, as amended, among Nextel, the McCaw Investor and Mr. Craig O. McCaw (the

"McCaw Securities Purchase Agreement"), the McCaw Investor has designated three members of the eleven-member Board of Directors of Nextel (the "Nextel Board"). Additionally, three members of the five-member Operations Committee of the Nextel Board were selected from the McCaw Investor's representatives on the Nextel Board. The Operations Committee has the authority to formulate key aspects of Nextel's business strategy, including decisions relating to the technology used by Nextel (subject to existing equipment purchase agreements), acquisitions, the creation and approval of operating and capital budgets and marketing and strategic plans, approval of financing plans, endorsement of nominees to the Nextel Board and committees thereof and nomination and oversight of certain executive officers. As a result, based upon the McCaw Investor's stock ownership position, as well as its ability to designate at least 25% of the members of the Nextel Board and control the Operations Committee, the McCaw Investor is in a position to exert significant influence over Nextel's affairs. The Nextel Board retains the authority to override actions taken or proposed to be taken by the Operations Committee, subject, in certain circumstances, to certain financial consequences. The creation and existence of the Operations Committee does not change the normal fiduciary duties of the Nextel Board, including fiduciary duties in connection with any proposal to override any action of or to terminate the Operations Committee, whether or not such action would give rise to such financial consequences. In addition, Comcast as a Nextel stockholder has certain contractual rights to designate one or more members (depending on its ownership percentage) to the Nextel Board, although at present no Comcast designee is a member of the Nextel Board. Although Motorola is entitled to nominate two directors to the Nextel Board, presently only one person designated by Motorola is a Nextel director. Pursuant to an amendment to the Agreement and Plan of Contribution and Merger dated as of April 4, 1995, by and among Nextel, Motorola and certain subsidiaries of Motorola (the "Motorola Amendment"), Motorola has agreed to support the decisions and recommendations of the Operations Committee and to vote the shares of Common Stock held by it accordingly, subject to (1) the right of any Motorola-designated Nextel directors to vote in a manner consistent with their fiduciary duties and (2) the right of Motorola to vote its shares as it determines necessary with respect to issues that conflict with Motorola's corporate ethics or that present conflicts of interest, or in order to protect the value or marketability of the shares of Common Stock held by it.

         Based upon their respective ownership positions, if the McCaw Investor and Motorola chose to act together, such parties could have a sufficient voting interest in Nextel, among other things, to (1) exert effective control over the approval of amendments to Nextel's Certificate of Incorporation (the "Nextel Charter"), mergers, sales of assets or other major corporate transactions as well as other matters submitted for stockholder vote, (2) defeat a takeover attempt, and (3) otherwise control whether particular matters are submitted for a vote of the stockholders of Nextel. Although Motorola has made certain commitments as described in the last sentence of the preceding paragraph, Nextel is not aware of any current agreements among the McCaw Investor and Motorola with respect to the ownership or voting of Common Stock and each of Motorola and the McCaw Investor has informed Nextel that it has no present intention to seek to exercise such control. Pursuant to the McCaw Securities Purchase Agreement, the McCaw Investor has agreed that it will not vote for any nominee to the Nextel Board other than persons it is entitled to designate under the terms of the securities it owns or of the McCaw Securities Purchase Agreement. Upon request of Nextel, the McCaw Investor has also agreed to cause shares of Common Stock, the voting of which is controlled by it or its affiliates, to be voted in a manner proportionate to the votes of other holders of Common Stock in the election of directors so designated by the Nextel Board.

         Each of the McCaw Investor and Motorola has and (subject to the terms of applicable agreements between such parties and Nextel) may have an investment or interest in entities that provide wireless telecommunications services that could potentially compete with Nextel. Under the McCaw Securities Purchase Agreement, the McCaw Investor, Mr. McCaw and their Controlled Affiliates (as defined in the McCaw Securities Purchase Agreement) may not, for a period of time after consummation of the McCaw Transaction, participate in other two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America unless such opportunities have first been presented to and rejected by Nextel in accordance with the provisions of the McCaw Securities Purchase Agreement. Such limitation is subject to certain limited exceptions, including certain existing securities holdings and relationships (and expressly including Mr. McCaw's investment in AT&T resulting from AT&T's acquisition of McCaw Cellular Communications, Inc., which investment may not exceed 3% of the outstanding stock of AT&T). Such restrictions terminate on the later to occur of July 28, 2000 or one year after the termination of the Operations Committee.

POTENTIAL DILUTION FROM PENDING AND FUTURE TRANSACTIONS

         As indicated elsewhere in this Prospectus, Nextel has commitments, and from time to time may enter into additional commitments, to issue a substantial number of new shares of Common Stock.

         As of August 1, 1996, there were approximately 249,800,000 shares of Common Stock outstanding (assuming the conversion of the outstanding shares of Nextel's preferred stock), on a primary, rather than a fully diluted, basis, and approximately 337,900,000 shares of Common Stock outstanding assuming the exercise of all options (including employee options, the Comcast Option for 25,000,000 shares, which expires in September 1997, Motorola's warrant to purchase 2,890,000 shares, and the options to purchase an aggregate of 36,000,000 shares pursuant to the McCaw Options and the Incentive Option), warrants and other existing rights to acquire Common Stock.

         On April 29, 1996, the Commission declared effective the Company's registration statement on Form S-4, covering 10,000,000 shares of Common Stock, or warrants to acquire such shares, which contemplates issuances from time to time on a "shelf" basis in accordance with Rule 415(a)(1)(viii) promulgated under the Securities Act in connection with acquisitions of other businesses, properties or securities in business combination transactions. As of the date hereof, the Company has not issued any of such Common Stock or warrants. Additionally, on April 29, 1996, the Commission declared effective the Company's registration statement on Form S-3, covering 8,848,469 shares of Common Stock, which was filed by Nextel on behalf of Comcast and Comcast FCI in satisfaction of the Company's obligations pursuant to the registration rights of Comcast and Comcast FCI. According to the most recent amendment to the
Schedule 13D of Comcast filed on June 3, 1996, Comcast and Comcast FCI have sold an aggregate of 3,295,000 of such shares of Common Stock pursuant to brokerage transactions.

         Pursuant to the McCaw Securities Purchase Agreement, the McCaw Investor was granted anti-dilutive rights with respect to certain Nextel share issuances, which rights and related terms are largely comparable to the Comcast Purchase Right (the "McCaw Purchase Right"). An increase in the number of shares of Common Stock that will become available for sale in the public market may adversely affect the market price of Common Stock and could impair Nextel's ability to raise additional capital through the sale of its equity securities.

SHARES ELIGIBLE FOR FUTURE SALE

          Existing holders of Common Stock generally may freely resell their shares except to the extent that they are deemed to be affiliates of Nextel or certain predecessor companies for purposes of Rule 144 ("Rule 144") or Rule 145 ("Rule 145") promulgated under the Securities Act. Nextel has also granted registration rights with respect to a significant number of its shares outstanding, on a fully diluted basis including shares of Common Stock issuable upon conversion of securities issued in, or upon exercise of options granted in, the Motorola Transaction and the McCaw Transaction. The exercise of registration rights by affiliates of Nextel would permit such persons to sell such shares without regard to the limitations of Rule 144. Registration rights covering a total of approximately 190,000,000 shares of Common Stock (including the shares of Common Stock being registered herein) have been granted to, among others, the McCaw Investor and certain of its affiliates, Comcast FCI, Matsushita, Nippon Telegraph and Telephone Corporation ("NTT") and Motorola.
An increase in the number of shares of Common Stock that will become available for sale in the public market may adversely affect the market price of Common Stock and could impair Nextel's ability to raise additional capital through the sale of its equity securities.

DIVIDEND POLICY LIMITS EXPECTATION OF FUTURE DIVIDENDS

         Except for certain dividends paid with respect to preferred stock that was converted into Common Stock in connection with Nextel's initial public offering in 1992, Nextel has not paid any dividends on Common Stock. Nextel does not plan to pay dividends on Common Stock for the foreseeable future.

         The Nextel Indentures, the Dial Call Indentures and the OneComm Indenture place significant restrictions on Nextel's ability to pay dividends. In addition, the financing agreements with Motorola and Northern Telecom limit dividends, loans and cash distributions to Nextel from Nextel's subsidiaries that will operate Digital Mobile networks in Nextel's existing markets, so that, while such limitations are in place, profits generated by such subsidiaries will not be available to Nextel for, among other purposes, the payment of dividends on shares of Common Stock. All of such restrictions will continue to apply to such subsidiaries.

         In connection with the Motorola Agreement, Nextel has entered into an agreement with Motorola for the purchase of Motorola infrastructure equipment for certain of Nextel's Digital Mobile networks nationwide and new vendor financing for certain Nextel subsidiaries. Such agreement also limits the availability of any profits generated by such existing or future subsidiaries for the payment of dividends on shares of Common Stock.

POTENTIAL CONFLICT OF INTEREST RELATIONSHIP WITH MOTOROLA MAY AFFECT NEXTEL'S PROSPECTS

         Motorola and its affiliates have and currently are engaged in wireless communications businesses, and may in the future engage in additional such businesses, which are or may be competitive with some or all of the services offered by Nextel's Digital Mobile networks, although the Motorola Land Mobile Products Sector ("Motorola LMPS") may not, for three years after consummation of the Motorola Transaction, make use (with certain limited exceptions) of the customer lists conveyed by Motorola to ESMR in connection therewith to solicit subscribers for any 800 MHz SMR commercial mobile voice business owned or managed by Motorola LMPS in the continental United States. Pursuant to the Second Equipment Agreement Amendment, Motorola has agreed that from the date thereof until 18 months after certain development targets for Reconfigured iDEN have been achieved, Motorola LMPS will not solicit other iDEN customers and neither Motorola LMPS nor Motorola's credit corporation subsidiary will make any equity investment in, or provide equipment/vendor financing to, certain iDEN customers with respect to purchases of iDEN equipment.

         In light of the competitive posture of Motorola, Nextel and Motorola have agreed that any information relating to Nextel's business plans and projections (which, under existing equipment finance agreements, must be submitted to and approved by Motorola) will be used by Motorola only for purposes of ensuring compliance with Nextel's obligations under the various equipment purchase agreements and financing agreements between Nextel and Motorola. Motorola has designated one director to the Nextel Board and, hence, such director has access to Nextel's business plans subject to certain confidentiality restrictions.

         Although Nextel believes that its equipment purchase and financing relationship with Motorola has been structured to reflect the realities of purchasing and borrowing from a competitor, there can be no assurance that the potential conflict of interest will not adversely affect Nextel in the future. Moreover, Motorola's role as a significant stockholder of Nextel, in addition to its role as a major creditor and supplier, also create potential conflicts of interest, particularly with regard to significant transactions.

CONCERNS ABOUT MOBILE COMMUNICATIONS HEALTH RISK MAY AFFECT PROSPECTS OF NEXTEL

         Allegations have been made by certain individuals that serious health risks have resulted from the use of portable mobile communications devices. The Cellular Telecommunications Industry Association has undertaken studies concerning the health risk from using mobile communications devices and has publicly announced its belief that no such risk exists. The actual or perceived risk of mobile communications devices could adversely affect Nextel through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry.

FORWARD LOOKING STATEMENTS

         "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: A number of the matters and subject areas discussed in the foregoing "Risk Factors" section that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel's actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel's current expectations regarding the relevant matter or subject area. The operation and results of Nextel's wireless communications business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified elsewhere in the foregoing "Risk Factors" section, including, but not limited to, general economic conditions in the geographic areas and occupational market segments (such as, for example, construction, delivery, and real estate management services) that Nextel is targeting for its Digital Mobile network service, the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet Nextel's service deployment and marketing plans and customer demand, the success of efforts to improve and satisfactorily address issues relating to Digital Mobile system performance, the successful development, testing and deployment of the Reconfigured iDEN technology, the ability to achieve market penetration and average subscriber revenue levels sufficient to provide financial viability to the Digital Mobile network business, access to sufficient debt or equity capital to meet Nextel's operating and financing needs, the quality and price of similar or comparable wireless communications services offered or to be offered by Nextel's competitors, including providers of cellular and PCS service, future legislative or regulatory actions relating to SMR services, other wireless communications services or telecommunications generally and other risks and uncertainties described from time to time in Nextel's reports filed with the Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.


                                USE OF PROCEEDS

         The Company will not receive any proceeds directly from the sale of any of the Shares offered hereby. The Selling Stockholders, other than Grupo Communicaciones San Luis, S.A. de C.V. ("Grupo"), have advised Nextel that a portion of the proceeds of the sale of the Shares will be delivered to Grupo to facilitate satisfaction of its indebtedness under a promissory note in the principal amount of $12 million issued by Grupo to the Company.



        SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of August 1, 1996 (the "Ownership Date") (unless otherwise indicated), the amount and percentage of shares of each class of the Company's capital stock that are deemed under the rules of the Commission to be "beneficially owned" by (i) each director of the Company,
(ii) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for the year ended December 31, 1995 who were employed by the Company as of the Ownership Date, (iii) all directors and executive officers of the Company as a group and (iv) each person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the outstanding shares of each class of the Company's capital stock.

                                             Title of Class of        Amount and Nature
                                               the Company's            of Beneficial        Approximate %
 Name of Beneficial Owner                      Capital Stock            Ownership(1)           of Class(2)
 ------------------------                ------------------------   ---------------------    ---------------
 Daniel F. Akerson . . . . . . . . . .    Class A Common Stock              2,000,000(3)                   *

 Brian D. McAuley  . . . . . . . . . .    Class A Common Stock              1,757,883(4)                   *

 Morgan E. O'Brien . . . . . . . . . .    Class A Common Stock              1,366,211(5)                   *

 Keith J. Bane . . . . . . . . . . . .    Class A Common Stock                      0(6)                   *

 Robert Cooper . . . . . . . . . . . .    Class A Common Stock                 50,000                      *

 Timothy M. Donahue  . . . . . . . . .    Class A Common Stock                  1,000                      *

 Scot B. Jarvis  . . . . . . . . . . .    Class A Common Stock             64,709,877(7)               22.7%

 Craig O. McCaw  . . . . . . . . . . .    Class A Common Stock             64,709,877(8)               22.7%

 Keisuke Nakasaki  . . . . . . . . . .    Class A Common Stock                      0(9)                   *

 Masaaki Torimoto  . . . . . . . . . .    Class A Common Stock                      0(10)                  *

 Dennis M. Weibling  . . . . . . . . .    Class A Common Stock             64,709,877(11)              22.7%

 Robert S. Foosaner  . . . . . . . . .    Class A Common Stock                170,000(12)                  *

 James M. Dixon  . . . . . . . . . . .    Class A Common Stock                203,000(13)                  *

 All directors and executive
   officers as a group (23 persons)  .    Class A Common Stock             70,445,821(14)              24.4%

 5% Stockholders:
 ---------------

 Digital Radio, L.L.C. . . . . . . . .    Class A Common Stock             64,709,877(15)              22.7%
 2320 Carillon Point                      Class A Preferred Stock           8,163,265                 100.0%
 Kirkland, Washington 98033               Class B Preferred Stock                  82                 100.0%



 Motorola, Inc.  . . . . . . . . . . .    Class A Common Stock             60,590,000(16)              24.0%
 1303 East Algonquin Road                 Class B Common Stock             17,830,000                 100.0%
 Schaumburg, Illinois 60196

 Comcast Corporation . . . . . . . . .    Class A Common Stock             17,553,469(17)               6.7%
 1500 Market Street
 Philadelphia, Pennsylvania 19102

- -------------------
*     Less than one percent (1%).

(1) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the Ownership Date. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of the Company's capital stock beneficially owned.

(2) Represents the voting power of the number of shares of each of class of capital stock beneficially owned as of the Ownership Date by each named person or group, expressed as a percentage of (a) all shares of the Company's capital stock of the indicated class actually outstanding as of such date (in the case of the Class A Common Stock, giving effect to the conversion of the Company's preferred stock and the Company's Class B Non-Voting Common Stock, par value $0.001 per share (the "Class B Common Stock")), plus (b) all other shares of capital stock deemed outstanding as of such date pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(3) Comprised of 2,000,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Akerson upon the exercise of certain stock purchase rights.

(4) Includes 764,634 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. McAuley upon the exercise of nonqualified stock options. Also includes ownership of 18,000 shares of Class A Common Stock that are held by Mr. McAuley's minor children.

(5) Includes 866,063 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereof by Mr. O'Brien upon the exercise of nonqualified stock options.

(6) Mr. Bane, who is Executive Vice President and Chief Corporate Officer of Motorola, disclaims beneficial ownership of all securities of the Company held by Motorola. See note 16.

(7) Mr. Jarvis, who is Vice President of Eagle River, Inc. ("Eagle River"), an affiliate of the McCaw Investor, disclaims beneficial ownership of all securities of Company held by the McCaw Investor, except to the extent of his pecuniary interest therein. See note 15.

(8) Mr. McCaw, who is an equity owner and controlling person of the McCaw Investor, disclaims beneficial ownership of all securities of the Company held by the McCaw Investor, except to the extent of his pecuniary interest therein. See note 15.

(9) Mr. Nakasaki, who is President and Chief Executive Officer of NTT America, Inc., a subsidiary of NTT, disclaims beneficial ownership of all shares of Class A Common Stock held by NTT. As of the Ownership Date, NTT held 1,532,959 shares.

(10) Mr. Torimoto, who is employed by Matsushita as Chief Liaison between Matsushita and the Company, disclaims beneficial ownership of all shares of Class A Common Stock held by Matsushita. As of the Ownership Date, Matsushita held 3,000,000 shares.

(11) Mr. Weibling, who is President of Eagle River, an affiliate of the McCaw Investor, disclaims beneficial ownership of all securities of the Company held by the McCaw Investor, except to the extent of his pecuniary interest therein. See note 15.

(12) Includes 140,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Foosaner upon the exercise of nonqualified stock options.

(13) Includes 43,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Dixon upon the exercise of nonqualified stock options. Mr. Dixon resigned effective September 1, 1996.

(14) Includes an aggregate of 3,990,425 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter by directors and executive officers as a group upon the exercise of nonqualified stock options or other stock purchase rights. See also notes 15 and 16.

(15) Comprised of (i) 5,220,000 shares of Class A Common Stock beneficially owned by the McCaw Investor, (ii) 35,000,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter upon the exercise of certain options and (iii) 24,489,877 shares of Class A Common Stock, which represents the conversion of the 8,163,265 shares of Class A Preferred Stock and the 82 shares of the Company's Class B Convertible Preferred Stock, par value $0.01 per shares (the "Class B Preferred Stock") held by the McCaw Investor.

(16) Assuming conversion of the Class B Common Stock held by Motorola. Comprised of (i) 40,170,000 shares of Class A Common Stock beneficially owned by Motorola, (ii) 17,830,000 shares of Class B Common Stock beneficially owned by Motorola and (iii) 2,590,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter upon exercise of a warrant. Excludes 300,000 shares of Class A Common Stock as to which such warrant is not exercisable during such period. Motorola granted the McCaw Investor an option to acquire 9,000,000 shares included herein, which option is not currently exercisable.

(17) Comprised of 5,553,469 shares of Class A Common Stock beneficially owned by Comcast according to the latest amendment to its Schedule 13D and 12,000,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter upon the exercise of the option.

                              SELLING STOCKHOLDERS

      Corporacion Mobilcom S.A. de C.V. ("Mobilcom") was formed to pursue trunked SMR and related opportunities and commenced providing commercial SMR service in 1993. In March 1995, Nextel Investment Company ("NIC"), a wholly owned subsidiary of Nextel, acquired an approximate 16.5% equity interest in Mobilcom. In connection with such transaction, NIC became entitled to designate a sufficient number of persons to serve as members of the Mobilcom board of directors (the "Mobilcom Board") to preclude the Mobilcom Board from taking certain significant actions without the consent of such NIC designees. In August 1995 NIC increased its interest by an additional 1.5% to an approximate 18.0% equity interest in Mobilcom, which acquisition was contemplated at the time of NIC's initial investment.

      On August 23, 1996, NIC entered into certain agreements (the "Mobilcom Agreements") to purchase up to approximately 19.8% of the equity of Mobilcom (as of January 31, 1996) directly or indirectly from the Selling Stockholders in two tranches. Approximately 11.6% of the shares of Mobilcom (the "First Tranche") will have been acquired by NIC at the closing of the First Tranche, increasing NIC's equity interest in Mobilcom to approximately 28.5% and reducing Grupo's interest to approximately 28.1%. NIC may, subject to certain conditions, acquire an additional approximately 8.2% of the shares of Mobilcom (the "Second Tranche") between November 30, 1996 and June 1, 1997 from the Selling Stockholders other than Grupo (the "Individual Stockholders"). The Individual Stockholders have the option to require NIC to sell to such Individual Stockholders up to a number of shares of Mobilcom equal to the number to be transferred in the Second Tranche (the "Call Option"). To the extent the Call Option is exercised, the number of shares in the Second Tranche will be reduced. If such option is fully exercised, NIC will not acquire any of the Second Tranche shares of Mobilcom. The Mobilcom shares being acquired from the Individual Stockholders were or will be acquired by the Individual Stockholders from Grupo. The shares of Nextel Common Stock being offered hereby were issued by delivery to the Selling Stockholders in a private placement and Nextel has filed the Registration Statement in satisfaction of its obligations to register such shares for resale by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. In addition, NIC has agreed to reimburse the Selling Stockholders for up to one-half of certain selling expenses, including underwriting discounts and commissions, but in no event in an amount exceeding one percent of the total proceeds to the Selling Stockholders.

      The following table sets forth certain information as of the date of this Prospectus regarding the beneficial ownership of Common Stock by the Selling
Stockholders:

                                    Beneficial Ownership                            Beneficial Ownership
                                   Prior to the Offering                           After the Offering (1)
                                   ---------------------                           ----------------------
                                Number of       Percentage of                     Number of       Percentage of
                                Shares of           Common         Shares         Shares of         Common
 Name                        Common Stock(2)        Stock        Offered(1)    Common Stock(2)       Stock
 ----                        ------------           -----        ----------    ------------          -----
 Grupo Communicaciones
 San Luis, S.A. de C.V.                               *                               0                *

 Miguel Valladares Garcia                             *                               0                *

 Carlos Guerrero Gonzalez                             *                               0                *

 Rosa Maria Garcia de
 Valladares                                           *                               0                *

 Rosa Maria Valladares
 Garcia                                               *                               0                *

 Juan Carlos Valladares
 Garcia                                               *                               0                *

 Josefina Valladares de                               *                               0                *
 Muriel

 Rosario Valladares de                                *                               0                *
 Gavino

 Pablo Valladares Garcia                              *                               0                *

 Benigno Perez Lizaur                                 *                               0                *

 Mauricio Meade Laing                                 *                               0                *

_____________________
*     Less than one percent.

(1) This assumes that each Selling Stockholder sells all of the Shares owned by such person in this offering.

(2) Includes shares of Common Stock obtainable as of the date of this Prospectus or within 60 days thereafter. The number of shares to be received and to be sold by each Selling Stockholder is to be determined on the basis of the average trading prices of the Common Stock over a time period immediately preceding the effective date of the Registration Statement, and, therefore, cannot be calculated as of the date hereof.


      Messrs. Miguel Valladares, Juan Carlos Valladares, Guerrero, and Perez are four of the five members of the Mobilcom Board designated by Grupo and Mr. Meade is the alternate for Mr. Perez. Mr. Perez, who is also the chief executive officer of Mobilcom, intends to resign from such position at the close of business on the date of the closing of the First Tranche. As a result of the closing of the acquisition of the First Tranche of Mobilcom shares, Grupo will have the right to designate only two directors and accordingly, it is anticipated that on or about the date of such closing certain of the foregoing members of the Mobilcom Board will have resigned and NIC will then have designated five of the nine members of the Mobilcom Board.

      NIC is also a party to an "Exit Rights Agreement" with Grupo pursuant to which on or after January 1, 1999, if Grupo makes a request, NIC will be required to effectuate a "Liquidity Event" for Grupo with respect to Mobilcom shares it currently owns or acquires from Mobilcom or certain employees of Mobilcom. The Liquidity Event may consist of a public offering of the Mobilcom shares or a sale of Grupo's Mobilcom shares to any person for "Fair Cash Value" as determined in accordance with the procedure described in the Exit Rights Agreement. If NIC elects to purchase such shares, it has the option of delivering Nextel Common Stock to Grupo as consideration for the purchase of such shares, provided, among other things, that such shares of Nextel Common Stock could be resold under an effective registration statement for a thirty day period and that NIC reimburses Grupo for half of certain expenses Grupo incurred in reselling such shares of Nextel Common Stock. Under the Exit Rights Agreement, if NIC fails to cause a Liquidity Event to close within one year after the delivery of a request therefor, Grupo is entitled to demand the registration of its Mobilcom shares by Mobilcom.

      The Individual Stockholders, NIC and other parties have entered into an agreement for the subscription by NIC, the Individual Stockholders and others of shares of Grupo's subsidiary, Telecommunicaciones Globales, S.A. de C.V. ("Globales"), a corporation organized under the laws of Mexico, which intends to provide long distance and related services in Mexico. Upon the closing of such agreement, the Individual Stockholders and NIC in the aggregate will hold a controlling interest in Globales. Globales intends to acquire Grupo's subsidiary, Investcom, S.A. de C.V., which holds a license from the Mexican government to provide long distance telecommunications services in Mexico.

      Other than their direct and indirect involvement in the Mobilcom and Globales transactions and the arrangements for the acquisition of Nextel Common Stock described above, none of the Selling Stockholders has had any material relationship with Nextel within the past three years.

      Because the Selling Stockholders may offer all or only some of the Shares described above and because there are currently no agreements, arrangements or understandings concerning the sale of any of the Shares offered hereby, no estimate can be given about the number of Shares that will be held by the Selling Shareholders after the completion of this offering.

      The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any profit on the resale of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act.


                              PLAN OF DISTRIBUTION

      The Selling Stockholders may sell or distribute the Shares in and/or outside of the United States in transactions through underwriters, brokers, dealers or agents, or through privately negotiated transactions, including sales or distributions to stockholders or partners or other persons affiliated with one or more of the Selling Stockholders and direct sales or distributions to one or more purchasers.

      The sale or distribution of the Shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions) in the over-the-counter market, on a national securities exchange or otherwise at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters, brokers, dealers or agents may act.

      At the time a particular sale or distribution is made, a Prospectus Supplement, to the extent required, will be distributed which will set forth the aggregate amount of Shares being offered, the names of the Selling Stockholders, the purchase price, the amount of expenses and the terms of the sale or distribution, including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or paid to underwriters, brokers, dealers or agents.

      If any Selling Stockholders enter into agreements with any underwriters, brokers, dealers or agents in connection with any sale or distribution, then a Prospectus Supplement, to the extent required, will set forth the names of such underwriters, brokers, dealers or agents, the conditions of the transaction (including discounts and commissions and other items constituting compensation and discounts and commissions to be allowed or paid).

      Underwriters, brokers, dealers and agents may be entitled under agreements entered into with the Selling Stockholders to indemnification by the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, brokers, dealers and agents may be customers of, may engage in transactions with, or perform services for the Selling Stockholders in the ordinary course of business.

      Any underwriter, broker, dealer or agent participating in the sale or distribution of the Shares may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered Shares so offered and sold, and any discounts or commissions received by it from the Selling Stockholders and any profit realized by it on the distribution, sale or resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

                               VALIDITY OF SHARES

      The validity of the Shares offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, counsel for the Company.


                                    EXPERTS

      The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from Nextel's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of OneComm as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, which appear in the Form 8-K dated July 28, 1995, as amended, of Nextel Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated January 27, 1995, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The balance sheets of the 800 MHz Specialized Mobile Radio Territory of Motorola, Inc. (Nextel Properties) (a business within the Network Services Division (Division) of Motorola, Inc. (Parent) (the Territory)) as of December 31, 1993 and 1994, and the related statements of operations and territory equity and cash flows for each of the years in the three-year period ended December 31, 1994, which are included as part of the Form 8-K dated July 28, 1995, as amended, of Nextel Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 24, 1995, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Dial Page, Inc. and subsidiaries as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994, which are included as part of the Form 8-K dated February 6, 1996, of Nextel Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated February 17, 1995, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Dial Page, Inc. and subsidiaries as of December 31, 1995 and for the year then ended, incorporated in this Prospectus by reference from Nextel's Form 8-K/A filed on April 26, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Estimated expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are as follows:

      Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   7,973
      Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             50,000
      Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   . . . . . .       75,000
      Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32,027
                                                                                                                 -------

            Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 165,000
                                                                                                                 =======

      All such expenses will be paid by Nextel.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Set forth below is a description of certain provisions of the Restated Certificate of Incorporation, (the "Nextel Charter"), of Nextel Communications, Inc. ("New Nextel," and, together with "Old Nextel," its predecessor corporation of the same name, "Nextel"), the Amended and Restated By-laws of Nextel (the "Nextel By-laws") and the Delaware General Corporation Law (the "DGCL"). This description is intended as a summary only and is qualified in its entirety by reference to the Nextel Charter, the Nextel By-laws and the DGCL.

      Elimination of Liability in Certain Circumstances. The Nextel Charter provides that, to the full extent provided by law, a director will not be personally liable to Nextel or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

      While Article 7 of the Nextel Charter provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article 7 will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of the duty of care. The provisions of
Article 7 as described above apply to officers of Nextel only if they are directors of Nextel and are acting in their capacity as directors, and does not apply to officers of Nextel who are not directors.

      Indemnification and Insurance. Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      Article 6 of the Nextel Charter and Article VII of the Nextel By-laws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of Nextel the protections available to directors and officers of Delaware corporations. Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law. Nextel has obtained directors and officers liability insurance providing coverage to its directors and officers.

      On September 12, 1991, the Board of Directors of Nextel unanimously adopted resolutions authorizing Nextel to enter into an Indemnification Agreement (the "Indemnification Agreement") with each director of Nextel. Nextel has entered into an Indemnification Agreement with each of the directors other than its two most recently elected directors, Daniel F. Akerson and Timothy M. Donahue.

      One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the "Indemnitees") may receive indemnification under circumstances in which indemnity would not otherwise be provided by the DGCL. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification as provided by Section 145 of the DGCL and to indemnification for any amount which the Indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such person commits, suffers, permits or acquiesces in while acting in the Indemnitee's position with Nextel. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Nextel Charter or the Nextel By-laws, any policy of insurance or otherwise. Nextel is not required under the Indemnification Agreements to make payments in excess of those expressly provided for in the DGCL in connection with any claim against the
Indemnitee:

            (i) which results in a final, nonappealable order directing the Indemnitee to pay a fine or similar governmental imposition which Nextel is prohibited by applicable law from paying; or

            (ii) based upon or attributable to the Indemnitee gaining in fact a personal profit to which he was not legally entitled including, without limitation, profits made from the purchase and sale by the Indemnitee of equity securities of Nextel which are recoverable by Nextel pursuant to
      Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and profits arising from transactions in publicly traded securities of Nextel which were effected by the Indemnitee in violation of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated thereunder.

      In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

      The Indemnification Agreements are also intended to provide increased assurance of indemnification by prohibiting Nextel from adopting any amendment to the Nextel Charter or the Nextel By-laws which would have the effect of denying, diminishing or encumbering the Indemnitee's rights pursuant thereto or to the DGCL or any other law as applied to any act or failure to act occurring in whole or in part prior to the effective date of such amendment.

ITEM 16.    EXHIBITS.

      Pursuant to Item 601 of Regulation S-K, 17 C.F.R. Section
229.601(b)(4)(iii)(A), Nextel has excluded from Exhibit No. 4 instruments defining the rights of holders of long-term debt with respect to debt that does not exceed 10% of the total assets of Nextel. Nextel agrees to furnish copies of such instruments to the Commission upon request.

 EXHIBIT
 NUMBER                                                DESCRIPTION OF EXHIBITS
 ------                                                -----------------------
  4.1  -       Restated Certificate of Incorporation of Nextel (filed on July 31, 1995 as Exhibits No. 4.1.1 and
               4.1.2 to Nextel's Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 33-91716 on
               Form S-4 (the "Nextel S-8 Registration Statement") and incorporated herein by reference).

  4.2  -       Amended and Restated By-laws of Nextel (filed on July 31, 1995 as Exhibit No. 4.2 to the Nextel S-8
               Registration Statement and incorporated herein by reference).

  4.3  -       Financing and Security Agreement between Motorola, Inc., Smart SMR of California, Inc. and Old Nextel,
               dated as of November 1, 1991 (filed on November 15, 1991 as Exhibit No. 10.49 to Registration
               Statement No. 33-43415 on Form S-1 of Old Nextel filed on October 18, 1991 (the "S-1 Registration
               Statement") and incorporated herein by reference).

  4.4  -       Financing and Security Agreement between Motorola, Inc., Smart SMR of Illinois, Inc. and Old Nextel,
               dated as of November 1, 1991 (filed on November 15, 1991 as Exhibit No. 10.50 to the S-1 Registration
               Statement and incorporated herein by reference).

  4.5  -       Financing and Security Agreement between Motorola, Inc., Smart SMR of Texas, Inc. and Old Nextel,
               dated as of November 1, 1991 (filed on November 15, 1991 as Exhibit No. 10.51 to the S-1 Registration
               Statement and incorporated herein by reference).

  4.6  -       Financing and Security Agreement between Motorola, Inc., Smart SMR of New York, Inc. and Old Nextel,
               dated as of November 1, 1991 (filed on November 15, 1991 as Exhibit No. 10.52 to the S-1 Registration
               Statement and incorporated herein by reference).

  4.7  -       Financing and Security Agreement between Northern Telecom Finance Corporation, Smart SMR of
               California, Inc. and Old Nextel, dated as of November 1, 1991 (filed on November 15, 1991 as Exhibit
               No. 10.54 to the S-1 Registration Statement and incorporated herein by reference).

  4.8  -       Financing and Security Agreement between Northern Telecom Finance Corporation, Smart SMR of Illinois,
               Inc., and Old Nextel, dated as of November 15, 1991 (filed on November 15, 1991 as Exhibit No. 10.55 to the S-1 Registration Statement and incorporated herein by reference).

  4.9  -       Financing and Security Agreement between Northern Telecom Finance Corporation, Smart SMR of Texas,
               Inc. and Old Nextel, dated as of November 15, 1991 (filed on November 15, 1991 as Exhibit No. 10.56 to the S-1 Registration Statement and incorporated herein by reference).

  4.10 -       Financing and Security Agreement between Northern Telecom Finance Corporation, Smart SMR of New York,
               Inc. and Old Nextel, dated as of November 15, 1991 (filed on November 15, 1991 as Exhibit No. 10.57 to the S-1 Registration Statement and incorporated herein by reference).

  4.11 -       Amendment No. 2, dated as of August 2, 1994, to Financing and Security Agreements, dated as of
               November 1, 1991, by and among Motorola, Smart SMR of California, Inc., Smart SMR of New York, Inc.,
               Smart SMR of Illinois, Inc., Smart SMR of Texas, Inc. and Old Nextel (filed as Exhibit 10.01 to the
               ESMR S-4 Registration Statement and incorporated herein by reference).

  4.12 -       Indenture between Old Nextel and The Bank of New York, as Trustee, dated August 15, 1993 (the "August
               Indenture") (filed on December 23, 1993 as Exhibit No. 4.13 to the Registration Statement on Form S-4
               of the Company, No. 33-73388 (the "PowerFone S-4 Registration Statement") and incorporated herein by reference).

  4.13 -       Form of Note issued pursuant to the August Indenture (included in Exhibit No. 4.12).


  4.14 -       Indenture between Old Nextel and The Bank of New York, as Trustee, dated as of February 15, 1994 (the
               "February Indenture") (filed on March 1, 1994 as Exhibit No. 4.1 to the Form 8-K Current Report of Old
               Nextel dated February 16, 1994 and incorporated herein by reference).

  4.15 -       Form of Note issued pursuant to the February Indenture (included in Exhibit No. 4.14).

 EXHIBIT
 NUMBER                                                DESCRIPTION OF EXHIBITS
 ------                                                -----------------------
  4.16 -       Supplemental Indenture, dated as of June 30, 1995 to the August Indenture between Old Nextel and The
               Bank of New York (filed on November 14, 1995 as Exhibit 4.1 to the Quarterly Report on Form 10-Q of
               Nextel for the quarter ended September 30, 1995 and incorporated herein by reference).

  4.17 -       Supplemental Indenture, dated as of June 30, 1995 to the February Indenture between Old Nextel and The
               Bank of New York (filed on November 14, 1995 as Exhibit 4.2 to the Quarterly Report on Form 10-Q of
               Nextel for the quarter ended September 30, 1995 and incorporated herein by reference).

  4.18 -       Second Supplemental Indenture, dated as of July 28, 1995 between ESMR (now known as Nextel), as
               Successor by Merger to Old Nextel and The Bank of New York (relating to the August Indenture) (filed on November 14, 1995 as Exhibit 4.3 to the Quarterly Report on Form 10-Q of Nextel for the quarter ended September 30, 1995 and incorporated herein by reference).

  4.19 -       Second Supplemental Indenture, dated as of July 28, 1995 between ESMR (now known as Nextel), as
               Successor by Merger to Old Nextel and The Bank of New York (relating to the February Indenture) (filed on November 14, 1995 as Exhibit 4.4 to the Quarterly Report on Form 10-Q of Nextel for the quarter ended September 30, 1995 and incorporated herein by reference).

  4.20 -       Indenture for Senior Redeemable Discount Notes due 2004, dated as of January 13, 1994, between OneComm
               (formerly called CenCall Communications Corp.) and The Bank of New York (the "OneComm Indenture")
               (filed on June 7, 1995 as Exhibit No. 99.2 to Old Nextel's Registration Statement No. 33-93182 on Form
               S-4 (the "OneComm S-4 Registration Statement") and incorporated herein by reference).

  4.21 -       Form of Note issued pursuant to the OneComm Indenture (included in Exhibit 4.20).

  4.22 -       Supplemental Indenture dated as of June 30, 1995 to the OneComm Indenture between OneComm (formerly called CenCall Communications Corp.) and The Bank of New York (filed on November 14, 1995 as Exhibit
               10.12 to the Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference).

  4.23 -       Second Supplemental Indenture dated as of July 28, 1995 between Nextel (formerly known as ESMR, Inc.), as successor to OneComm, and The Bank of New York (relating to the OneComm Indenture)  (filed on
               November 14, 1995 as Exhibit 10.13 to the Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference).

  4.24 -       Indenture for Senior Redeemable Discount Notes due 2004, dated as of April 25, 1994, between Dial Call and The Bank of New York (the "2004 Indenture") (filed on June 7, 1995 as Exhibit 99.4 to the OneComm
               S-4 Registration Statement and incorporated herein by reference).

  4.25 -       Supplemental Indenture, dated as of August 7, 1995, to the 2004 Indenture between Dial Call and The
               Bank of New York (filed on December 5, 1995 as Exhibit 99.3 to Nextel's Registration Statement No. 33-
               80021 on Form S-4 (the "Dial Page S-4 Registration Statement") and incorporated herein by reference).

  4.26 -       Second Supplemental Indenture, dated as of January 30, 1996, to the 2004 Indenture between Dial Page
               (as successor to Dial Call) and The Bank of New York (filed on April 1, 1996 as Exhibit 4.26 to the
               Annual Report on Form 10-K of Nextel for the year ended December 31, 1995 (the "1995 Form 10-K") and incorporated herein by reference).

  4.27 -       Third Supplemental Indenture, dated as of January 30, 1996, to the 2004 Indenture between Nextel (as successor to Dial Page) and The Bank of New York (filed on April 1, 1996 as Exhibit 4.27 to the 1995
               Form 10-K and incorporated herein by reference).

  4.28 -       Indenture for Senior Discount Notes due 2005, dated as of December 22, 1993, between Dial Call and The
               Bank of New York (the "2005 Indenture") (filed as Exhibit 99.3 to the OneComm S-4 Registration
               Statement and incorporated herein by reference).

 EXHIBIT
 NUMBER                                                DESCRIPTION OF EXHIBITS
 ------                                                -----------------------
  4.29 -       Supplemental Indenture, dated as of April 15, 1994, to the 2005 Indenture between Dial Call and The
               Bank of New York (filed on April 1, 1996 as Exhibit 4.29 to the 1995 Form 10-K and incorporated herein by reference).

  4.30 -       Supplemental Indenture, dated as of June 30, 1995, to the 2005 Indenture between Dial Call and The
               Bank of New York (filed on December 5, 1995 as Exhibit 99.4 to the Dial Page S-4 Registration
               Statement and incorporated herein by reference).

  4.31 -       Third Supplemental Indenture, dated as of January 30, 1996, to the 2005 Indenture between Dial Page
               (as successor to Dial Call) and The Bank of New York (filed on April 1, 1996 as Exhibit 4.31 to the
               1995 Form 10-K and incorporated herein by reference).

  4.32 -       Fourth Supplemental Indenture, dated as of January 30, 1996, to the 2005 Indenture between  Nextel (as successor to Dial Page) and The Bank of New York (filed on April 1, 1996 as Exhibit 4.32 to the 1995
               Form 10-K and incorporated herein by reference).

  4.33 -       Registration Agreement, dated as of August 23, 1996, by and among Nextel, Grupo Communicaciones, San
               Luis, S.A. de C.V. and each of the persons listed in Schedule 1 thereto.

  5    -       Form of Opinion of Jones, Day, Reavis & Pogue re: validity.

  23.1 -       Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).


  23.2 -       Consents of Deloitte & Touche LLP.


  23.3 -       Consents of KPMG Peat Marwick LLP.

  24   -       Powers of Attorney.

ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, in the Commonwealth of Virginia, on September 11, 1996.

                                        Nextel Communications, Inc.

                                    By: /s/ Thomas J. Sidman
                                        --------------------------
                                        Thomas J. Sidman
                                        Vice President and
                                        General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

NAME                              TITLE                                                               DATE
- ----                              -----                                                               ----
        *                         Chairman of the Board, Chief Executive Officer
- --------------------------------  and Director (Principal Executive Officer)
Daniel F. Akerson

        *                         Senior Vice President and Chief Financial
- --------------------------------  Officer (Principal Financial Officer)
Steven M. Shindler

        *                         Vice President and Corporate Controller
- --------------------------------  (Principal Accounting Officer)
Stephen M. Bailor

                                  Vice Chairman of the Board and Director
- -------------------------------
Morgan E. O'Brien

        *                         Vice Chairman of the Board and Director
- --------------------------------
Brian D. McAuley

        *                         President, Chief Operating Officer and Director
- --------------------------------
Timothy M. Donahue

        *                         Director
- --------------------------------
Keith J. Bane

        *                         Director
- --------------------------------
Robert Cooper

        *                         Director
- --------------------------------
Scot B. Jarvis

                                  Director
- --------------------------------
Craig O. McCaw

        *                         Director
- --------------------------------
Keisuke Nakasaki

        *                         Director
- --------------------------------
Masaaki Torimoto

        *                         Director
- --------------------------------
Dennis M. Weibling

/s/ Thomas J. Sidman              Attorney-in-fact
- --------------------------------                                                            September 11, 1996
*Thomas J. Sidman

                                    EXHIBITS

 EXHIBIT
 NUMBER                                    DESCRIPTION OF EXHIBITS                                           PAGE
 ------                                    -----------------------                                           ----
  4.1  -     Restated Certificate of Incorporation of Nextel (filed on July 31, 1995 as                 Not applicable
             Exhibits No. 4.1.1 and 4.1.2 to Nextel's Post-Effective Amendment No. 1 on Form
             S-8 to Registration Statement No. 33-91716 on Form S-4 (the "Nextel S-8
             Registration Statement") and incorporated herein by reference).

  4.2  -     Amended and Restated By-laws of Nextel (filed on July 31, 1995 as Exhibit 4.2 to           Not applicable
             the Nextel S-8 Registration Statement and incorporated herein by reference).

  4.3  -     Financing and Security Agreement between Motorola, Inc., Smart SMR of California,          Not applicable
             Inc. and Old Nextel, dated as of November 1, 1991 (filed on November 15, 1991 as
             Exhibit No. 10.49 to Registration Statement No. 33-43415 on Form S-1 of Old
             Nextel (the "S-1 Registration Statement") and incorporated herein by reference).

  4.4  -     Financing and Security Agreement between Motorola, Inc., Smart SMR of Illinois,            Not applicable
             Inc. and Old Nextel, dated as of November 1, 1991 (filed on November 15, 1991 as
             Exhibit No. 10.50 to the S-1 Registration Statement and incorporated herein by reference).

  4.5  -     Financing and Security Agreement between Motorola, Inc., Smart SMR of Texas, Inc.          Not applicable
             and Old Nextel, dated as of November 1, 1991 (filed on November 15, 1991 as
             Exhibit No. 10.51 to the S-1 Registration Statement and incorporated herein by reference).

  4.6  -     Financing and Security Agreement between Motorola, Inc., Smart SMR of New York,            Not applicable
             Inc. and Old Nextel, dated as of November 1, 1991 (filed on November 15, 1991 as
             Exhibit No. 10.52 to the S-1 Registration Statement and incorporated herein by reference).

  4.7  -     Financing and Security Agreement between Northern Telecom Finance Corporation,             Not applicable
             Smart SMR of California, Inc. and Old Nextel, dated as of November 1, 1991 (filed on November 15, 1991 as Exhibit No. 10.54 to the S-1 Registration Statement and
             incorporated herein by reference).

  4.8  -     Financing and Security Agreement between Northern Telecom Finance Corporation,             Not applicable
             Smart SMR of Illinois, Inc., and Old Nextel, dated as of November 15, 1991 (filed on November 15, 1991 as Exhibit No. 10.55 to the S-1 Registration Statement and
             incorporated herein by reference).

  4.9  -     Financing and Security Agreement between Northern Telecom Finance Corporation,             Not applicable
             Smart SMR of Texas, Inc. and Old Nextel, dated as of November 15, 1991 (filed on
             November 15, 1991 as Exhibit No. 10.56 to the S-1 Registration Statement and
             incorporated herein by reference).

  4.10 -     Financing and Security Agreement between Northern Telecom Finance Corporation,             Not applicable
             Smart SMR of New York, Inc. and Old Nextel, dated as of November 15, 1991 (filed on November 15, 1991 as Exhibit No. 10.57 to the S-1 Registration Statement and
             incorporated herein by reference).

  4.11 -     Amendment No. 2, dated as of August 2, 1994, to Financing and Security                     Not applicable
             Agreements, dated as of November 1, 1991, by and among Motorola, Smart SMR of
             California, Inc., Smart SMR of New York, Inc., Smart SMR of Illinois, Inc., Smart
             SMR of Texas, Inc. and Old Nextel (filed as Exhibit 10.01 to the ESMR S-4
             Registration Statement and incorporated herein by reference).

 EXHIBIT
 NUMBER                                    DESCRIPTION OF EXHIBITS                                           PAGE
 ------                                    -----------------------                                           ----
  4.12 -     Indenture between Old Nextel and The Bank of New York, as Trustee, dated August            Not applicable
             15, 1993 (the "August Indenture") (filed on December 23, 1993 as Exhibit No. 4.13 to the Registration Statement on Form S-4 of the Company, No. 33-73388 (the
             "PowerFone S-4 Registration Statement") and incorporated herein by reference).

  4.13 -     Form of Note issued pursuant to the August Indenture (included in Exhibit                  Not applicable
             No. 4.12).

  4.14 -     Indenture between Old Nextel and The Bank of New York, as Trustee, dated as of             Not applicable
             February 15, 1994 (the "February Indenture") (filed on March 1, 1994 as Exhibit
             No. 4.1 to the Form 8-K of Old Nextel dated February 16, 1994 and incorporated herein by reference).

  4.15 -     Form of Note issued pursuant to the February Indenture (included in Exhibit                Not applicable
             No. 4.14).

  4.16 -     Supplemental Indenture, dated as of June 30, 1995 to the August Indenture between          Not applicable
             Old Nextel and The Bank of New York (filed on November 14, 1995 as Exhibit 4.1 to the Quarterly Report on Form 10-Q of Nextel for the quarter ended September 30,
             1995 and incorporated herein by reference).

  4.17 -     Supplemental Indenture, dated as of June 30, 1995 to the February Indenture                Not applicable
             between Old Nextel and The Bank of New York (filed on November 14, 1995 as
             Exhibit 4.2 to the Quarterly Report on Form 10-Q of Nextel for the quarter ended
             September 30, 1995 and incorporated herein by reference).

  4.18 -     Second Supplemental Indenture, dated as of July 28, 1995 between ESMR (now known           Not applicable
             as Nextel), as Successor by Merger to Old Nextel and The Bank of New York
             (relating to the August Indenture) (filed on November 14, 1995 as Exhibit 4.3 to the Quarterly Report on Form 10-Q of Nextel for the quarter ended September 30,
             1995 and incorporated herein by reference).

  4.19 -     Second Supplemental Indenture, dated as of July 28, 1995 between ESMR (now known           Not applicable
             as Nextel), as Successor by Merger to Old Nextel and The Bank of New York
             (relating to the February Indenture) (filed on November 14, 1995 as Exhibit 4.4 to the Quarterly Report on Form 10-Q of Nextel for the quarter ended September
             30, 1995 and incorporated herein by reference).

  4.20 -     Indenture for Senior Redeemable Discount Notes due 2004, dated as of January 13,           Not applicable
             1994, between OneComm (formerly called CenCall Communications Corp.) and The Bank of New York (the "OneComm Indenture") (filed on June 7, 1995 as Exhibit No. 99.2 to Old Nextel's Registration Statement No. 33-93182 on Form S-4 (the "OneComm S-4
             Registration Statement") and incorporated herein by reference).

  4.21 -     Form of Note issued pursuant to the OneComm Indenture (included in Exhibit 4.20).          Not applicable


  4.22 -     Supplemental Indenture dated as of June 30, 1995 to the OneComm Indenture between          Not applicable
             OneComm (formerly called CenCall Communications Corp.) and The Bank of New York
             (filed on November 14, 1995 as Exhibit 10.12 to the Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference).

 EXHIBIT
 NUMBER                                    DESCRIPTION OF EXHIBITS                                           PAGE
 ------                                    -----------------------                                           ----
  4.23 -     Second Supplemental Indenture dated as of July 28, 1995 between Nextel (formerly           Not applicable
             known as ESMR, Inc.), as successor to OneComm, and The Bank of New York (relating to the OneComm Indenture) (filed on November 14, 1995 as Exhibit 10.13 to the
             Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference).

  4.24 -     Indenture for Senior Redeemable Discount Notes due 2004, dated as of April 25,             Not applicable
             1994, between Dial Call and The Bank of New York (the "2004 Indenture") (filed on
             June 7, 1995 as Exhibit 99.4 to the OneComm S-4 Registration Statement and
             incorporated herein by reference).

  4.25 -     Supplemental Indenture, dated as of August 7, 1995, to the 2004 Indenture between          Not applicable
             Dial Call and The Bank of New York (filed on December 5, 1995 as Exhibit 99.3 to
             Nextel's Registration Statement No. 33-80021 on Form S-4 (the "Dial Page S-4
             Registration Statement") and incorporated herein by reference).

  4.26 -     Second Supplemental Indenture, dated as of January 30, 1996, to the 2004                   Not applicable
             Indenture between Dial Page (as successor to Dial Call) and The Bank of New York
             (filed on April 1, 1996 as Exhibit 4.26 to the Annual Report on Form 10-K of
             Nextel for the year ended December 31, 1995 (the "1995 Form 10-K") and incorporated herein by reference).

  4.27 -     Third Supplemental Indenture, dated as of January 30, 1996, to the 2004 Indenture          Not applicable
             between Nextel (as successor to Dial Page) and The Bank of New York (filed on
             April 1, 1996 as Exhibit 4.27 to the 1995 Form 10-K and incorporated herein by reference).

  4.28 -     Indenture for Senior Discount Notes due 2005, dated as of December 22, 1993,               Not applicable
             between Dial Call and The Bank of New York (the "2005 Indenture") (filed as
             Exhibit 99.3 to the OneComm S-4 Registration Statement and incorporated herein by reference).

  4.29 -     Supplemental Indenture, dated as of April 15, 1994, to the 2005 Indenture between          Not applicable
             Dial Call and The Bank of New York (filed on April 1, 1996 as Exhibit 4.29 to the
             1995 Form 10-K and incorporated herein by reference).

  4.30 -     Supplemental Indenture, dated as of June 30, 1995, to the 2005 Indenture between           Not applicable
             Dial Call and The Bank of New York (filed on December 5, 1995 as Exhibit 99.4 to the Dial Page S-4 Registration Statement and incorporated herein by reference).

  4.31 -     Third Supplemental Indenture, dated as of January 30, 1996, to the 2005 Indenture          Not applicable
             between Dial Page (as successor to Dial Call) and The Bank of New York (filed on
             April 1, 1996 as Exhibit 4.31 to the 1995 Form 10-K and incorporated herein by reference).

  4.32 -     Fourth Supplemental Indenture, dated as of January 30, 1996, to the 2005                   Not applicable
             Indenture between Nextel (as successor to Dial Page) and The Bank of New York
             (filed on April 1, 1996 as Exhibit 4.32 to the 1995 Form 10-K and incorporated herein by reference).

 4.33  -     Registration Agreement, dated as of August 23, 1996, by and among Nextel, Grupo
             Communicaciones, San Luis, S.A. de C.V. and each of the persons listed on
             Schedule 1 thereto.

  5    -     Form of Opinion of Jones, Day, Reavis & Pogue re validity.

  23.1 -     Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).                             Not applicable

 EXHIBIT
 NUMBER                                    DESCRIPTION OF EXHIBITS                                           PAGE
 ------                                    -----------------------                                           ----
  23.2 -     Consents of Deloitte & Touche LLP.

  23.3 -     Consents of KPMG Peat Marwick LLP.

  24   -     Powers of Attorney.





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